EXHIBIT 2.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (“Agreement”) is made and entered into as of this 17th day of January, 2002 by and among Archipelago Holdings, L.L.C., a Delaware limited liability company (the “Company”), REDIBook ECN LLC, a Delaware limited liability company (“REDI”), the entities listed on Annex A to this Agreement (collectively, the “Contributors”) and the Current ARCA Members (as defined in the recitals hereto).

R E C I T A L S

WHEREAS, the Company owns all of the limited liability company interests of Archipelago, L.L.C., an Illinois limited liability company (“Archipelago ECN”), Archipelago Services, L.L.C., a Delaware limited liability company (“Archipelago Services”), Archipelago TP Investment, L.L.C., a Delaware limited liability company (“Archipelago TP Investment”), Archipelago Overseas, L.L.C., a Delaware limited liability company (“Archipelago Overseas”), Archipelago Europe LTD, a limited company incorporated in England and Wales (“Archipelago Europe”) and Archipelago Exchange, L.L.C. (formerly known as Archipelago Securities Exchange, L.L.C.), a Delaware limited liability company (“Archipelago Exchange”, and, together with Archipelago ECN, Archipelago Services, Archipelago TP Investment, Archipelago Overseas and Archipelago Europe, the “Subsidiaries”);

WHEREAS, the Contributors own all of the limited liability company interests of REDI, which does not have any subsidiaries;

WHEREAS, each of the Company and REDI owns and operates an “electronic communications network” (“ECN”) as defined under Rules 11Ac1-1 and 11Ac1-4 under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the “Exchange Act”), in the case of the Company through its interest in Archipelago ECN;

WHEREAS, each of Archipelago ECN and REDI has filed Form ATS and all necessary documentation with the Securities and Exchange Commission (the “Commission”) and with The National Association of Securities Dealers, Inc. (the “NASD”) in order to designate Archipelago ECN and REDI, respectively, as an “alternative trading system” (as such term is defined in Rule 300 of Regulation ATS under the Exchange Act);

WHEREAS, GSP, LLC (“GSP”), Virago Enterprises, L.L.C., GS Archipelago Investment, L.L.C., E*TRADE Archipelago Holdings, L.L.C., Instinet International Limited, J.P. Morgan Capital, L.P., American Century Ventures II, L.L.C., Merrill Lynch L.P. Holdings Inc., NBC-ARCA Holding, Inc., Pacific Exchange, Inc. (“PCX”), CooperNeff Group, Inc., SWS Securities, Inc., Gamma ECN Investors, G.P. (collectively, the “Current ARCA Members”), Putnam, M. Townsend, S. Townsend and the Contributors have entered into an Eighth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C., dated as of the date hereof (the “Amended LLC Agreement”);

WHEREAS, the then current members of REDI executed the First Amendment, and each of the Contributors has executed the Second Amendment, to the First Amended and Restated Limited Liability Company Agreement of REDI (together, the “REDI LLC Agreement Amendments”) providing for, among other things, the conversion of the equity appreciation right with respect to REDI held by JL Management, LLC into limited liability company interests in REDI;

WHEREAS, the Company has entered into a Service Bureau Agreement (the “Amended Service Bureau Agreement”) with Spear, Leeds & Kellogg, LP (“SLK”), each of REDI and Archipelago ECN has entered into a Fully Disclosed Clearing Agreement with SLK (such Fully Disclosed Clearing Agreements, the “Clearing Agreements”) and SLK and the Company have entered into a letter agreement in respect of certain other Fully Disclosed Clearing Agreements that may be entered into after the Closing (the “Letter Agreement,” and collectively with this Agreement, the Amended LLC Agreement, the REDI LLC Agreement Amendments, the Amended Service Bureau Agreement and the Clearing Agreements, the “Transaction-Related Agreements”);

WHEREAS, the Company, PCX, and PCX Equities, Inc., a Delaware corporation and a wholly owned subsidiary of PCX (“PCX Equities”) have entered into a Facility

Services Agreement pursuant to which Archipelago Exchange has become a facility (as defined in Section 3(a)(2) of the Exchange Act) of PCX and PCX Equities;

WHEREAS, the Company desires, in exchange for the capital contributions described below, to issue specified limited liability company interests in the Company to the Contributors on the terms and subject to the conditions contained in this Agreement;

WHEREAS, REDI, the Contributors, the Company and the Current ARCA Members desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, for U.S. federal income tax purposes, the parties intend that the contribution of each Contributor’s limited liability company interests in REDI in exchange for limited liability company interests in the Company be treated, for U.S. federal income tax purposes, as a merger or consolidation of REDI and the Company that is governed by Section 708(b) of the Code and Treasury Regulations Section 1.708-1(c)(3)(i) (i.e., treated as an “assets-over” merger for each partnership that is treated as terminating under such provisions).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I.

CONTRIBUTION; ISSUANCE OF SHARES; MANAGEMENT

1.1. Contribution of Limited Liability Company Interests. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 2.1(a)), each Contributor shall assign, transfer and convey to the Company, pursuant to an instrument of assignment substantially in the form attached hereto as Exhibit 1.1, as a contribution to capital the limited liability company interests of REDI set forth opposite such Contributor’s name on Annex B to this Agreement (in each case, the “Contribution”, and collectively, the “Contributions”).

1.2. Issuance of Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, in consideration of the Contribution by each of the Contributors, the execution and delivery of this Agreement by REDI and each of the Contributors and the execution and delivery of the Amended LLC Agreement by all of the parties thereto, the Company shall issue and deliver to the Contributors 71,008,398 Class A Shares and 1,881,423 Class C Shares (collectively, the “New Shares”), allocated among the Contributors in the amounts set forth opposite the respective names of the Contributors on Annex C to this Agreement. After the Closing, the Company from time to time may issue and deliver to the Contributors Class A Shares and Class C Shares in accordance with Sections 9.17(b) and 9.17(a), respectively, of the Amended LLC Agreement.

1.3. Management. The officers of the Company as of the Closing shall, from and after the Closing, be the officers of the Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended LLC Agreement.

ARTICLE II.

CLOSING

2.1. Closing. (a) The closing (the “Closing”) of the Contributions, the issuance of the New Shares and the other transactions contemplated by this Agreement shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, at 10:00 a.m., local time, on the second Business Day after the conditions set forth in Sections 2.2 and 2.3 have been satisfied, or at such other location, time and/or date as the parties may mutually agree. The date of the Closing is hereinafter referred to as the “Closing Date”. For purposes of this Agreement, “Business Day” shall mean a day other than a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or obligated under applicable laws, regulations or executive order to close.

(b) At the Closing, REDI shall deliver to the Company an officer’s certificate in respect of the matters described in Sections 2.3(a) and (b) and each of the documents and certificates to be delivered by it pursuant to Section 2.3(i) and each of the Contributors shall deliver the instrument to be delivered by it pursuant to Sections 1.1 and 5.14.

(c) At the Closing, the Company shall (i) treat Contributions hereunder as Capital Contributions and duly reflect such Capital Contributions in the Capital Account of the Contributors, (ii) duly reflect in the Company’s books and records the ownership by the Contributors of the New Shares, and (iii) deliver to REDI an officer’s certificate in respect of the matters described in Sections 2.2(a) and (b) and each of the documents and certificates to be delivered by it pursuant to Section 2.2(i).

2.2. Conditions to REDI’s and the Contributors’ Obligations. The obligations of the Contributors to make the Contributions and of REDI and the Contributors to consummate the other transactions contemplated hereby are subject to the fulfillment of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company and the Current ARCA Members contained herein shall be true and correct when made and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such date, except (x) that any such representation and warranty that is given as of a specified date or period shall be true and correct only as of such date or period, and (y) to the extent any breach thereof, individually or when aggregated with all such breaches, has not had and is not reasonably likely to have a Material Adverse Effect (as defined in Section 3.1) on the Company. For purposes of this Section 2.2(a), the truth or correctness of any representation or warranty of the Company or any Current ARCA Member contained herein shall be determined without regard to any materiality, in all material respects or “Material Adverse Effect” qualification set forth in such representation or warranty. REDI shall have received a certificate to the foregoing effect with respect to the representations and warranties of the Company dated as of the Closing Date and executed by a duly authorized officer of the Company.

(b) Covenants. The covenants and agreements of the Company and each of the Current ARCA Members required to be performed and complied with by the Company or the Current ARCA Members, respectively, under the Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects by each of the Company or the Current ARCA Members, respectively, and REDI shall have received a certificate to such effect with respect to the covenants and agreements of the Company dated as of the Closing Date and executed by a duly authorized officer of the Company.

(c) Consents Under Agreements. The Company shall have obtained each of the consents listed in Section 3.3 of the Company Disclosure Letter.

(d) Injunctions. No injunction, restraining order, judgment or other order or decree or decision of any court, arbitrator, mediator or Governmental Authority (as defined in Section 3.4) or Self-Regulatory Organization (as defined in Section 3.4) shall have been issued or been entered and be in effect, nor shall any statute, rule or regulation have been enacted or promulgated and be in effect, prohibiting the Closing or which is reasonably likely to have a

Material Adverse Effect on the Company, nor shall there be pending or threatened any Litigation (as defined in Section 3.17) or other proceeding with respect to the transactions and acts contemplated hereby or thereby which (x) is reasonably likely to have a Material Adverse Effect on the Company, or (y) is brought by any Governmental Authority challenging or seeking to restrain the Closing.

(e) Regulatory Consents. All consents, registrations, approvals, permits and authorizations, including, without limitation, the approval from the NASD of the transactions contemplated hereby under NASD Rule 1017 (the “NASD Approval”), the approval from the Financial Services Authority of the transactions contemplated hereby under the U.K. Financial Services and Markets Act 2000 (the “FSA Approval”), and the approval of Archipelago ECN and REDI as “approved persons” of affiliates of The Goldman Sachs Group, Inc. that are members of national securities exchanges to the extent required by the rules of such national securities exchanges, required to be obtained from any Governmental Authority or Self-Regulatory Organization prior to the Closing in connection with the execution and delivery of this Agreement and the other Transaction-Related Agreements by REDI, the Contributors, the Current ARCA Members, the Company or any of its subsidiaries and in order to lawfully consummate the transactions contemplated hereby and thereby (collectively, “Governmental Consents”) shall have been made or obtained (as the case may be) and shall have become a Final Order. No regulatory approval required in connection with consummation of the transactions contemplated hereby shall, as a condition to such approval, require any party to enter into any consent decree or impose any divestiture, hold-separate arrangement, material operating restriction on a party’s business or other material remedial condition or material restriction. A “Final Order” means action by the relevant Governmental Authority or Self-Regulatory Organization which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law (as defined in Section 5.3(a)) before the transactions contemplated by this Agreement and the other Transaction-Related Agreements may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied.

(f) Company Material Adverse Effect. There shall not have occurred since the date of this Agreement any Material Adverse Effect on the Company or any event or change that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

(g) Cash Balance. The Company shall have the Requisite Company Cash Balance (as defined in Section 5.13) as of the Closing.

(h) Effectiveness. All of the Transaction-Related Agreements shall be in full force and effect as of the Closing.

(i) Certificates, etc. The Company shall deliver such other certificates, opinions, documents and instruments as REDI shall reasonably request.

2.3. Conditions to the Company’s and the Current ARCA Members’

Obligations. The obligations of the Company to issue the New Shares to the Contributors and of the Company and the Current ARCA Members to consummate the other transactions contemplated hereby are subject to the fulfillment of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of each of REDI and the Contributors contained herein shall be true and correct when made and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such date, except (x) that any such representation and warranty that is given as of a specified date or period shall be true and correct only as of such date or period, and (y) to the extent any breach thereof, individually or when aggregated with all such breaches, has not had and is not reasonably likely to have a Material Adverse Effect on REDI. For purposes of this Section 2.3(a), the truth or correctness of any representation or warranty of REDI or any of the Contributors contained herein shall be determined without regard to any materiality, in all material respects or “Material Adverse Effect” qualification set forth in such representation or warranty. The Company shall have received a certificate to the foregoing effect with respect to the representations and warranties of REDI dated as of the Closing Date and executed by a duly authorized officer of REDI.

(b) Covenants. The covenants and agreements of REDI and each of the Contributors required to be performed and complied with by REDI or the Contributors, respectively, under this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects by each of REDI or the Contributors, respectively, and the Company shall have received a certificate to such effect with respect to the covenants and agreements of REDI dated as of the Closing Date and executed by a duly authorized officer of REDI.

(c) Consents Under Agreements. REDI shall have obtained each of the consents listed in Section 3.3 of the REDI Disclosure Letter.

(d) Injunctions. No injunction, restraining order, judgment or other order or decree or decision of any court, arbitrator, mediator or Governmental Authority or Self-Regulatory Organization shall have been issued or been entered and be in effect, nor shall any statute, rule or regulation have been enacted or promulgated and be in effect, prohibiting the Closing or which is reasonably likely to have a Material Adverse Effect on REDI, nor shall there be pending or threatened any Litigation or other proceeding with respect to the transactions and acts contemplated hereby or thereby which (x) is reasonably likely to have a Material Adverse Effect on REDI, or (y) is brought by any Governmental Authority challenging or seeking to restrain the Closing.

(e) Regulatory Consents. All Governmental Consents in connection with the execution and delivery of this Agreement and the other Transaction-Related Agreements and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained (as the case may be) and shall have become a Final Order. No regulatory approval required in connection with consummation of the transactions contemplated hereby shall, as a condition to such approval, require any party to enter into any consent decree or impose any divestiture, hold-separate arrangement, material operating restriction on a party’s business or other material remedial condition or material restriction.

(f) REDI Material Adverse Effect. There shall not have occurred since the date of this Agreement any Material Adverse Effect on REDI or any event or change that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on REDI.

(g) Cash Balance. REDI shall have the Requisite REDI Cash Balance (as defined in Section 5.13) as of the Closing.

(h) Effectiveness. All of the Transaction-Related Agreements shall be in full force and effect as of the Closing.

(i) Certificates, etc. REDI shall deliver such other certificates, opinions and documents, including instruments of transfer, assignment and conveyance, as the Company shall reasonably request.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND OF REDI

Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered to REDI by the Company or to the Company by REDI on or prior to entering into this Agreement (the “Company Disclosure Letter” and the “REDI Disclosure Letter,” respectively, and each a “Disclosure Letter”), the Company (except for Sections 3.5(b), 3.6(b), 3.8(b), 3.9(b), 3.10(b), 3.11(b), 3.14(b), 3.15(b), 3.18(b), 3.20(b), 3.22(b) and 3.23(b), the references in the last sentence of the first paragraph of Section 3.1 in respect of documents made available by REDI and the parenthetical in Section 3.25 in respect of the Voting Agreement entered into among the Contributors) hereby represents and warrants to REDI in respect of the Company, and REDI (except for Sections 3.5(a), 3.6(a), 3.8(a), 3.9(a), 3.10(a), 3.11(a), 3.14(a), 3.15(a), 3.18(a), 3.20(a), 3.22(a) and 3.23(a), the last two sentences of Section 3.2, the last sentence of Section 3.24(a) and the references in the last sentence of the first paragraph of Section 3.1 in respect of documents made available by the Company) hereby represents and warrants to the Company in respect of REDI, as provided below (it being understood that no reference below to subsidiaries shall be deemed to mean that REDI has any subsidiaries). References in this Article III to it or its shall refer to the Company or REDI, as the case may be and as the context may require, and references in this Article III to its knowledge shall refer to the knowledge of the Company or REDI, as the case may be and as the context may require.

3.1. Due Formation and Qualification. It is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to carry on its business as presently conducted and is in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for any such failure to be so formed, existing, in good standing or to have such power and authority or to so qualify, that, when taken together with all other such failures, is not reasonably likely, individually or in the aggregate, (a) to have a material adverse effect on the business, properties, operations or results of operations or condition (financial or otherwise) of it and its subsidiaries taken as a whole, or (b) to prevent or to limit or restrict in any material respect it from performing its obligations under this Agreement or any of the other Transaction-Related Agreements to which it is a party or consummating any of the transactions contemplated hereunder or thereunder (any such material adverse effect, prevention, limitation or restriction with respect to any Person, a “Material Adverse Effect” with respect to such Person). The Company has made available to REDI, and REDI has made available to the Company, complete and correct copies of its certificate of formation and limited liability company agreement, each as amended to date, which are in full force and effect.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature organized or existing under the laws of any jurisdiction.

3.2. Authorization and Validity of Agreements. It has the requisite power and authority and has taken all action necessary in order to authorize, execute and deliver this Agreement and the other Transaction-Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform the acts contemplated on its part hereunder and thereunder. It has obtained the requisite approval of its members in respect of this Agreement, the Amended LLC Agreement and the transactions contemplated hereby and thereby. Each of this Agreement and each of the other Transaction-Related Agreements to which it is a party is a valid and binding agreement of it enforceable against it in accordance with such agreement’s terms. Archipelago ECN has the requisite power and authority and has taken all action necessary in order to authorize, execute and deliver the Clearing Agreement to which it is a party, to consummate the transactions contemplated thereby and to perform the acts contemplated on its part thereunder. The Clearing Agreement to which Archipelago ECN is a party is a valid and binding agreement of Archipelago ECN enforceable against Archipelago ECN in accordance with the terms of the Clearing Agreement.

3.3. No Conflicts. (a) Neither the execution and delivery by it of this Agreement or any of the other Transaction-Related Agreements to which it is a party, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement and the other Transaction-Related Agreements to which it is a party nor the consummation of the transactions herein or therein contemplated will conflict with or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on assets (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract to which it is a party or result in any change in the rights or obligations of any party under any Contract to which it is a party or by which it or any of its assets is bound, (b) nor will such execution and delivery, compliance, performance or consummation (i) result in any breach or violation of, or a default under, the provisions of the limited liability company agreement of it or any law, order, judgment, decree, ordinance, award, governmental or non-governmental permit or license, rule or regulation applicable to it, or (ii) to the best of its knowledge, subject REDI, the Company or any of the Subsidiaries to any penalty or sanction, in the case of clauses (a) and (b)(ii) above, except for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. Section 3.3 of its Disclosure Letter sets forth a list of each consent required to be obtained prior to the consummation of the transactions contemplated by this Agreement and the other Transaction-Related Agreements pursuant to any material Contract of it.

For purposes of this Agreement, “Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, license, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject. For purposes of this Agreement, “Liens” means liens, charges, mortgages, pledges, security interests, claims, encumbrances or adverse claims of any nature whatsoever.

3.4. Governmental Approvals and Consents. Other than as specified in Section 3.4 of its Disclosure Letter and other than the NASD Approval and the FSA Approval (the “Regulatory Approvals”), no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from or other actions are required to be made by it or any of its subsidiaries with, or obtained by it or any of its subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity, domestic or foreign (“Governmental Authority”) or Self-Regulatory Organization in connection with the execution and delivery of this Agreement and each of the Transaction-Related Agreements to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. For purposes of this Agreement, “Self-Regulatory Organization” has the meaning given to the term “self-regulatory organization”

in Section 3(a)(26) of the Exchange Act.

3.5. Subsidiaries. (a)(i) As of the Closing, the Company owns all of the limited liability company interests in and capital stock of (and any other ownership interests in) the Subsidiaries free and clear of any Liens.

(ii) No capital stock, limited liability company interests or other equity securities or equity interests of any of the Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Rights with respect thereto. There are no Contracts by which any of the Subsidiaries is or may be bound to sell or otherwise issue any of its capital stock, limited liability company interests or other equity securities or equity interests, and there are no Contracts relating to the rights of the Company or any other Person to vote, to register under the securities laws, or to sell, transfer or otherwise dispose of, such capital stock, limited liability company interests or other equity securities or equity interests. For purposes of this Agreement, “Rights” means, with respect to any Person, interests, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, limited liability company interests or shares, as the case may be, or shares of capital stock, of such Person.

(iii) Except for the Company’s interest in the Subsidiaries or as set forth in Section 3.5(a) of the Company Disclosure Letter, the Company does not own or control any capital stock or other equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other entity.

(b) Except as set forth in Section 3.5(b) of the REDI Disclosure Letter, REDI does not own or control any capital stock or other equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other entity.

3.6. Percentage Interests; Capitalization. (a)(i) As of the Closing, after receiving the Contribution of each Contributor and issuing the New Shares as contemplated by this Agreement, the Company will treat the Contributions as Capital Contributions in the respective amounts and kinds set forth in Schedule 6.1(a) of the Amended LLC Agreement and will duly reflect such Capital Contributions in the Capital Account of the Contributors in accordance with Schedule 7.1(a) of the Amended LLC Agreement, and will duly reflect in the Company’s books and records the ownership by each of the Contributors of the New Shares.

(ii) As of the Closing, after the Contributions are made and the New Shares are issued as contemplated by this Agreement, the Percentage Interest of each Member of the Company, the Class A Percentage Interest of each Class A Member of the Company and the Class C Shares of each Class C

Member of the Company will be as set forth on Schedules 6.1(b), 6.1(c) and 6.1(e), respectively, of the Amended LLC Agreement.

(iii) As of the Closing, after the Contributions are made and the New Shares are issued as contemplated by this Agreement, all of the outstanding Shares (including the New Shares) of the Company will have been duly authorized and validly issued and will be fully paid and none of such Shares (including the New Shares) will have been issued in violation of any preemptive rights.

(iv) Except for the Class A Shares, Class B Shares and Class C Shares set forth on Schedule 6.1(b) of the Amended LLC Agreement and except as provided in the Amended LLC Agreement, there are no Shares, other equity interests, or other interests related to the Shares, of (or any other ownership interests in) the Company authorized, issued or outstanding (including, without limitation, any options, equity appreciation rights or profits interests) and there are no preemptive rights or any outstanding Rights of any character relating to the issued or unissued Shares, securities or other equity interests of the Company (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof).

(b) (i) As of the Closing, all of the limited liability company interests of REDI set forth on Annex B to this Agreement will have been duly authorized and validly issued and will be fully paid and none of such limited liability company interests of REDI will have been issued in violation of any preemptive rights.

(ii) Except as set forth on Annex B to this Agreement, there are no limited liability company interests, other equity interests, or other interests related to the limited liability company interests, of (or any other ownership interests in) REDI authorized, issued or outstanding (including, without limitation, any options, equity appreciation rights or profits interests) and there are no preemptive rights or any outstanding Rights of any character relating to the issued or unissued limited liability company interests, securities or other equity interests of REDI (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof). As of the Closing, REDI will not have any limited liability company interests, equity interests or other interests related to the limited liability company interests of REDI issued or outstanding (including, without limitation, any options, equity appreciation rights or profits interests) other than the limited liability company interests of REDI assigned, transferred and conveyed to the Company as the Contributions, and there shall not be any preemptive rights or any outstanding Rights of any character relating to the issued or unissued limited liability company interests, securities or other equity interests of REDI (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof).

3.7. Conduct of Business. Each of it and its subsidiaries has full power to own its assets and business and to carry on its business as now conducted, and the business of it and its subsidiaries is and at all times has been conducted in accordance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees, and with the applicable rules of all Self-Regulatory Organizations, except where the non-accordance of which will not (i) materially and adversely affect the ability of it or any of its subsidiaries to conduct its business, (ii) materially adversely affect the ability of the Company, the Subsidiaries, the Current ARCA Members, the Contributors or REDI to consummate the transactions and acts contemplated by this Agreement and the Transaction-Related Agreements, or (iii) subject the Company, the Subsidiaries or REDI to any material liability. It and its subsidiaries have, and are in compliance in all material respects with the terms and conditions of, all licenses, franchises, permits, authorizations, approvals, waivers, no-action acknowledgments and orders and other concessions of and from all Governmental Authorities and all Self-Regulatory Organizations that are necessary to own or lease its and their properties and conduct its and their businesses as now conducted or, to the best of its knowledge, as proposed to be conducted, except for those the absence of which, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on it.

3.8. Reports. (a) To the best knowledge of the Company, the Company, Archipelago ECN and Archipelago Services have timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with or pursuant to the rules of (1) the Commission, (2) any other applicable federal, state, local or foreign Governmental Authorities or (3) any Self-Regulatory Organization (all such reports and statements, including the financial statements, exhibits, annexes and schedules thereto, being collectively referred to herein as the “Company Reports”), including, without limitation, all reports, registrations, statements and filings required under the Securities Laws, except for filings the failure of which to make will not materially adversely affect the ability of the Company, the Subsidiaries, the Current ARCA Members, REDI or the Contributors to consummate the transactions contemplated by this Agreement and the Transaction-Related Agreements and will not subject the Company, the Subsidiaries or REDI to any material liability or materially and adversely affect the Company’s or any Subsidiary’s ability to conduct its business. Each of the Company Reports, when filed, complied in all material respects with the requirements of the relevant Governmental Authority or Self-Regulatory Organization with which they were filed. For purposes of this Agreement, “Securities Laws” means, collectively, the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Commodity Exchange Act and any state securities and “blue sky” laws.

(b) To the best knowledge of REDI, REDI has timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with or pursuant to the rules of (1) the Commission, (2) any other applicable federal, state, local or foreign Governmental Authorities or (3) any Self-Regulatory Organization (all such reports and statements, including the financial statements, exhibits, annexes and schedules thereto, being collectively referred to herein as the “REDI Reports”), including, without limitation, all reports, registrations, statements and filings required under the Securities Laws, except for filings the failure of which to make will not materially adversely affect the ability of the Company, the Subsidiaries, the Current ARCA Members, REDI or the Contributors to consummate the transactions contemplated by this Agreement and the Transaction-Related Agreements and will not subject the Company, the Subsidiaries or REDI to any material liability or materially and adversely affect REDI’s ability to conduct its business. Each of the REDI Reports, when filed, complied in all material respects with the requirements of the relevant Governmental Authority or Self-Regulatory Organization with which they were filed.

3.9. Electronic Communications Network; Archipelago Exchange Status. (a)(i) Archipelago ECN has received a “no action” letter from the Division of Market Regulation of the Commission confirming, based on the facts set forth in such letter, that the ECN operated by Archipelago ECN is an “electronic communications network” as defined under Rules 11Ac1-1 and 11Ac1-4 under the Exchange Act and that the Division of Market Regulation will treat the participants in such ECN as in compliance with paragraph (c)(5)(i)(A) of Rule 11Ac1-1 because such ECN satisfies the requirement of paragraph (c)(5)(ii) of such Rule (such letter being referred to herein as the “Archipelago No-Action Letter”). The facts recited in the Archipelago No-Action Letter relating to the ECN of Archipelago ECN are true and correct in all material respects. To the best knowledge of the Company, no Litigation or other action has been instituted or is pending or threatened, and no order, decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, any Governmental Authority or Self-Regulatory Organization has been issued, entered into or submitted, that has had or would have the effect of supplementing, amending, revoking, withdrawing, superseding or otherwise modifying or suspending the Archipelago No-Action Letter or has or would materially adversely affect the ability of the Company, the Subsidiaries, the Current ARCA Members, REDI or the Contributors to consummate the transactions and acts contemplated by this Agreement and the Transaction-Related Agreements or materially and adversely affect the Company’s ability to conduct its business. The Company is not aware of any facts or circumstances that are reasonably likely to result in the Archipelago No-Action Letter being revoked, withdrawn, superseded or suspended.

(ii) The Commission issued an Order on October 25, 2001 (set forth in Release No. 34-44983) (the “Archipelago Exchange Order”), approving certain rules proposed by PCX establishing Archipelago Exchange as a facility (as defined in Section 3(a)(2) of the Exchange Act) of PCX and PCX Equities. The Archipelago Exchange Order is in full force and effect and the representations made to the Commission by Archipelago Exchange in filings and other communications with the Commission in obtaining the Order are true and correct in all material respects. To the best knowledge of the Company, no proceedings or other actions have been instituted or are pending or threatened that would revoke or suspend the Archipelago Exchange Order or materially adversely affect the ability of the Company, the Subsidiaries, REDI, the Current ARCA Members or the Contributors to consummate the transactions and acts contemplated by this Agreement and the Transaction-Related Agreements or materially and adversely affect the Company’s ability to conduct its business.

(b) REDI has received a “no action” letter from the Division of Market Regulation of the Commission confirming, based on the facts set forth in such letter, that the ECN operated by REDI is an “electronic communications network” as defined under Rules 11Ac1-1 and 11Ac1-4 under the Exchange Act and that the Division of Market Regulation will treat the participants in such ECN as in compliance with paragraph (c)(5)(i)(A) of Rule 11Ac1-1 because such ECN satisfies the requirement of paragraph (c)(5)(ii) of such Rule (such letter being referred to herein as the “REDI No-Action Letter”). The facts recited in the REDI No-Action Letter relating to the ECN of REDI are true and correct in all material respects. To the best knowledge of REDI, no Litigation or other action has been instituted or is pending or threatened, and no order, decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, any Governmental Authority or Self-Regulatory Organization has been issued, entered into or submitted, that has had or would have the effect of supplementing, amending, revoking, withdrawing, superseding or otherwise modifying or suspending the REDI No-Action Letter or has or would materially adversely affect the ability of the Company, the Subsidiaries, the Current ARCA Members, REDI or the Contributors to consummate the transactions and acts contemplated by this Agreement and the Transaction-Related Agreements or materially and adversely affect REDI’s ability to conduct its business. REDI is not aware of any facts or circumstances that are reasonably likely to result in the REDI No-Action Letter being revoked, withdrawn, superseded or suspended.

3.10. Registered Broker-Dealer. (a) Archipelago ECN is registered with the Commission as a broker-dealer under Section 15(b) of the Exchange Act, and is a member of the NASD. Archipelago ECN is registered as a broker-dealer with each State in the United States of America and the District of Columbia and Puerto Rico.

(b) REDI is registered with the Commission as a broker-dealer under Section 15(b) of the Exchange Act, and is a member of the NASD. REDI is registered as a broker-dealer with each State in the United States of America and the District of Columbia and Puerto Rico.

3.11. Clients. (a) Archipelago ECN is in compliance with the terms of each Contract with each Archipelago ECN Client, except for noncompliance that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Archipelago ECN Client” means any Person to whom Archipelago ECN provides services under any Contract. There are no material disputes pending or threatened with any Archipelago ECN Client or with any former Archipelago ECN Client, and no Archipelago ECN Client or former Archipelago ECN Client has made or threatened to make a significant complaint.

(b) REDI is in compliance with the terms of each Contract with each REDI Client, except for noncompliance that, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on REDI. For purposes of this Agreement, “REDI Client” means any Person to whom REDI provides services under any Contract. There are no material disputes pending or threatened with any REDI Client or with any former REDI Client, and no REDI Client or former REDI Client has made or threatened to make a significant complaint.

3.12. Registrations. It and its subsidiaries and, to the best of its knowledge, each of their respective directors, managers, officers and employees who are required to be registered as a broker-dealer, an “alternative trading system” (as such term is defined in Rule 300 of Regulation ATS under the Exchange Act), an investment adviser, a registered representative, an insurance agent or a sales person (or in a similar capacity), as the case may be, with the Commission, the NASD, the securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self-Regulatory Organization are duly registered as such and hold all required licenses and such registrations and licenses are in full force and effect.

3.13. Compliance with Laws. It and its subsidiaries and, to the best of its knowledge, their respective directors, managers and officers:

(a) have received no notification or communication from any Governmental Authority or Self-Regulatory Organization (A) asserting that any of them has not been or is not in compliance in any material respect with any of the statutes, rules, regulations, or ordinances which such Governmental Authority or Self-Regulatory Organization enforces, or has otherwise engaged in any materially unlawful business practice, (B) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (C) requiring any of them to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy) or (D) restricting or disqualifying the activities of it or any of its subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally or by a Self-Regulatory Organization);

(b) are not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against it, any of its subsidiaries or any manager, officer, director or employee thereof;

(c) are not, nor is any Affiliate (as defined in Section 3.19) of any of them, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of it or any of its broker-dealer subsidiaries, as the case may be, as a broker-dealer, an ECN, an “alternative trading system” (as such term is defined in Rule 300 of Regulation ATS under the Exchange Act), a national securities exchange, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation; and

(d) are not required to be registered as an investment company, investment advisor, commodity trading advisor, commodity pool operator, futures commission merchant, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations.

3.14. Financial Statements. (a)(i) The Company has delivered to REDI true and complete copies of the audited financial statements of the Company as of and for the year ended December 31, 2000 (the “Company 2000 Financial Statements”). Except as set forth therein or in the notes thereto, the Company 2000 Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), consistently applied, and present fairly, in all material respects, the financial position as of December 31, 2000 and results of operations for the year then ended of the Company.

(ii) The Company has delivered to REDI true and complete copies of the interim unaudited financial statements of the Company and Archipelago ECN as of and for the nine months ended September 30, 2001, as applicable (the “Company Interim Financial Statements”). Except as set forth therein, the Company Interim Financial Statements have been prepared in conformity with GAAP (except for the absence of notes), consistently applied, and present fairly, in all material respects, the financial position as of September 30, 2001 and results of operations for the nine months then ended of the Company or Archipelago ECN, as applicable (subject to normal year-end audit adjustments that will not be material in amount or effect).

(b)(i) REDI has delivered to the Company true and complete copies of the audited financial statements of REDI as of and for the year ended December 31, 2000 (the “REDI 2000 Financial Statements”). Except as set forth therein or in the notes thereto, the REDI 2000 Financial Statements have been prepared in conformity with GAAP, consistently applied, and present fairly, in all material respects, the financial position as of December 31, 2000 and results of operations for the year then ended of REDI.

(ii) REDI has delivered to the Company true and complete copies of the interim unaudited financial statements of REDI as of and for the nine months ended September 30, 2001 (the “REDI Interim Financial Statements”). Except as set forth therein, the REDI Interim Financial Statements have been prepared in conformity with GAAP (except for the absence of notes), consistently applied, and present fairly, in all material respects, the financial position as of September 30, 2001 and results of operations for the nine months then ended of REDI (subject to normal year-end audit adjustments that will not be material in amount or effect).

3.15. Absence of Undisclosed Liabilities. (a) The Company and the Subsidiaries do not have any material liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise except (i) as set forth in any section or subsection of the Company Disclosure Letter or (ii) as provided for, or reflected in, the Company 2000 Financial Statements or the Company Interim Financial Statements.

(b) REDI does not have any material liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, except (i) as set forth in any section or subsection of the REDI Disclosure Letter or (ii) as provided for, or reflected in, the REDI 2000 Financial Statements or the REDI Interim Financial Statements.

3.16. Absence of Material Changes. Since December 31, 2000, neither it nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since December 31, 2000 (for the avoidance of doubt, without limiting the representation and warranty set forth in Section 3.6), there has not been any change in the limited liability company interests or other equity interests (other than as contemplated by this Agreement or the other Transaction-Related Agreements) or long-term debt of it or any of its subsidiaries or any change, or any development which could reasonably be foreseen to result in a change, in or affecting the general affairs, management, financial position, members’ equity or results of operations or prospects of it and its subsidiaries taken as a whole that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on it. Since December 31, 2000, neither it nor any of its subsidiaries has waived any debt owed to it, individually or in the aggregate in excess of $50,000.

3.17. Litigation. No litigation, proceeding, investigation or controversy (“Litigation”) before any court, arbitrator, mediator or Governmental Authority or Self-Regulatory Organization is pending against it or any of its subsidiaries, and, to the best of its knowledge, no such Litigation has been threatened; neither it nor any of its subsidiaries or their respective properties is a party to or, to the best of its knowledge, is subject to, any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority (including the Commission, the Federal Reserve System and the Federal Trade Commission) or Self-Regulatory Organization charged with the supervision or regulation of broker-dealers, ECNs, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisers or insurance agents and brokers or the supervision or regulation of it or any of its subsidiaries; and neither it nor any of its subsidiaries has been notified by or received another communication from any such Governmental Authority or Self-Regulatory Organization to the effect that such Governmental Authority or Self-Regulatory Organization is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar arrangement, submission or action, except, in each case, as is not reasonably likely to have a Material Adverse Effect on it.

3.18. True and Complete Copies of Documents. (a) None of the documents or other information provided by the Company to REDI or any of its Representatives (as defined in Section 5.2) in connection with REDI’s due diligence investigation of the Company contains or contained any untrue statement of any fact or omits or omitted any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, except for such untrue statements or omissions that would not, taking into consideration related documents or information provided to REDI or its Representatives in connection with such due diligence investigation, be material to such due diligence investigation, it being understood that the foregoing shall not apply to any financial projections, forward-looking financial budgets, and similar forward-looking financial information that has been compiled or prepared in good faith.

(b) None of the documents or other information provided by REDI to the Company or any of its Representatives in connection with the Company’s due diligence investigation of REDI contains or contained any untrue statement of any fact or omits or omitted any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, except for such untrue statements or omissions that would not, taking into consideration related documents or information provided to the Company or its Representatives in connection with such due diligence investigation, be material to such due diligence investigation, it being understood that the foregoing shall not apply to any financial projections, forward-looking financial budgets, and similar forward-looking financial information that has been compiled or prepared in good faith.

3.19. Transactions with Affiliates. Except for the Transaction-Related Agreements and for the Contracts set forth in Section 3.19 of its Disclosure Letter, neither it nor any of its subsidiaries has directly or indirectly entered into or is a party to any Contract with any Affiliate of it or such Affiliates’ respective parents, subsidiaries and Affiliates. For purposes of this Agreement, “Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such first Person. For the purposes of the foregoing, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such first Person, whether through the ownership of voting securities, by contract or otherwise.

3.20. No Brokers. (a) Neither the Company nor any of the Subsidiaries, nor any of their members, managers, officers or employees, has employed any broker or finder, or incurred any broker’s or finder’s commissions or fees, in connection with the transactions contemplated herein or in any other Transaction-Related Agreement, except that the Company has employed Merrill Lynch & Co. as its financial advisor, the arrangements with which have been disclosed to REDI prior to the date hereof and the payment obligations with respect to which will be paid or properly accrued for by the Company prior to the Closing.

(b) Neither REDI nor any of its members, directors, managers, officers or employees, has employed any broker or finder, or incurred any broker’s or finder’s commissions or fees, in connection with the transactions contemplated herein or in any other Transaction-Related Agreement, except that REDI has employed Goldman, Sachs & Co. as its financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof and the payment obligations with respect to which will be paid or properly accrued for by REDI prior to the Closing.

3.21. Insurance. The insurance policy or each of the insurance policies, as the case may be, listed in Section 3.21 of its Disclosure Letter is maintained by it. It has not received any notice of cancellation or termination with respect to such insurance policy or policies, and such insurance policy or policies are valid and enforceable policies in all respects.

3.22. Taxes. (a)(i) All Tax Returns required to be filed or furnished to any Person (including its owners) on or before the Closing Date (taking into account applicable extensions) by or with respect to the Company and the Subsidiaries (A) have been, or will be, duly and timely filed or furnished, and (B) the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete in all material respects;

(ii) The Company and the Subsidiaries (A) have, or will have, timely paid all Taxes, including, without limitation, all unincorporated business taxes (other than Taxes being contested in good faith or resulting from transactions or actions occurring on the Closing Date, after the Closing or after the Closing Date for which they are responsible), that are due on or before the Closing Date or have provided for such Taxes in a reserve which is adequate for the payment of such Taxes and is identified in the Company 2000 Financial Statements or Company Interim Financial Statements, and (B) through the Closing Date will have maintained adequate provisions on its books for all Taxes (other than Taxes resulting from transactions or actions occurring on the Closing Date, after the Closing or after the Closing Date payable by them) that have accrued but are not yet due;

(iii) There are no outstanding assessments, claims or deficiencies for any Taxes of the Company or the Subsidiaries that have been proposed, asserted or assessed in writing;

(iv) No Tax audit or examination is currently being conducted or proposed in writing by any taxing authority with respect to the Company or the Subsidiaries;

(v) There are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of the Company or the Subsidiaries;

(vi) There is no outstanding written claim by a taxing authority that the Company or any of the Subsidiaries may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns and the Company is not aware of any jurisdiction that could properly make such a claim;

(vii) There are no Tax allocation or sharing agreements to which the Company or any of the Subsidiaries is a party;

(viii) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or the Subsidiaries;

(ix) Each of the Company and the Subsidiaries has paid all Taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties and has complied with all requirements (including record retention) applicable to information reporting or other reporting requirements;

(x) For U.S. federal income tax purposes, (A) the Company is, and through the Closing Date will be, treated as a partnership, and (B) each Subsidiary is, and through the Closing Date will be, treated as a disregarded entity, and, in each case, none of the Company or, to the best knowledge of the Company, any owner of any interest in the Company has, or through the Closing Date will have, made any election, taken any action or filed any Tax Return on a basis that is inconsistent with the foregoing;

(xi) All Tax Returns (including attachments thereto) of the Company and the Subsidiaries and all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (if any) entered into with or issued by any taxing authority, by or with respect to the Company that were delivered by the Company in connection with REDI’s due diligence investigation of the Company are true copies of such documents;

(xii) None of the Company or any predecessor of the Company is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code or similar provisions of state, local or foreign law) with respect to which it is liable for Taxes of another Person under Treasury Regulations Section 1.1502-6 or any similar provision under state, local or foreign law;

(xiii) No Tax is required to be withheld pursuant to Section 1445 or Section 1446 of the Code as a result of the transactions contemplated herein; and

(xiv) The Company will treat the exchange of the transferred interests for U.S. federal income tax purposes as a merger or consolidation of REDI and the Company that is governed by Section 708(b) and Treasury Regulations Section 1.708-1(c)(3)(i).

(b)(i) All Tax Returns required to be filed or furnished to any Person (including its owners) on or before the Closing Date (taking into account applicable extensions) by or with respect to REDI (A) have been, or will be, duly and timely filed or furnished, and (B) the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete in all material respects;

(ii) REDI (A) has, or will have, timely paid all Taxes, including, without limitation, all unincorporated business taxes (other than Taxes being contested in good faith or resulting from transactions or actions occurring on the Closing Date, after the Closing or after the Closing Date for which they are responsible), that are due on or before the Closing Date or have provided for such Taxes in a reserve which is adequate for the payment of such Taxes and is identified in the REDI 2000 Financial Statements or the REDI Interim Financial Statements, and (B) through the Closing Date will have maintained adequate provisions on its books for all Taxes (other than Taxes resulting from transactions or actions occurring on the Closing Date, after the Closing or after the Closing Date payable by them) that have accrued but are not yet due;

(iii) There are no outstanding assessments, claims or deficiencies for any Taxes of REDI that have been proposed, asserted or assessed in writing;

(iv) No Tax audit or examination is currently being conducted or proposed in writing by any taxing authority with respect to REDI;

(v) There are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of REDI;

(vi) There is no outstanding written claim by a taxing authority that REDI may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns and REDI is not aware of any jurisdiction that could properly make such a claim;

(vii) There are no Tax allocation or sharing agreements to which REDI is a party;

(viii) There are no material Liens or encumbrances for Taxes on any of the assets of REDI;

(ix) REDI has paid all Taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties and has complied with all requirements (including record retention) applicable to information reporting or other reporting requirements;

(x) For U.S. federal income tax purposes, REDI is, and through the Closing Date will be, treated as a partnership and none of REDI or, to the best knowledge of REDI, any owner of any interest in REDI has, or through the Closing Date will have, made any election, taken any action or filed any Tax Return on a basis that is inconsistent with the foregoing;

(xi) All Tax Returns (including attachments thereto) of REDI and all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (if any) entered into with or issued by any taxing authority, by or with respect to REDI that were delivered by REDI in connection with the Company’s due diligence investigation of REDI are true copies of such documents;

(xii) None of REDI or any predecessor of REDI is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code or similar provisions of state, local or foreign law) with respect to which it is liable for Taxes of another Person under Treasury Regulations Section 1.1502-6 or any similar provision under state, local or foreign law;

(xiii) No Tax is required to be withheld pursuant to Section 1445 or Section 1446 of the Code as a result of the transactions contemplated herein; and

(xiv) REDI will treat the exchange of the transferred interests for U.S. federal income tax purposes as a merger or consolidation of REDI and the Company that is governed by Section 708(b) and Treasury Regulations Section 1.708-1(c)(3)(i).

(c) For purposes of this Agreement: (i) “Tax” and “Taxes” means all taxes, charges, fees, levies or other assessments, however denominated and whether imposed by a taxing authority within or without the United States, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, and (ii) “Tax Returns” means any return (including, without limitation, information returns, annual reports or other returns in respect of any compensation plan), declaration, report, claim for refund, information return or statement relating to any Tax, together with all schedules or attachments thereto, and including any amendments of any of the foregoing.

3.23. Accounting Controls. (a) Archipelago ECN has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the reasonable judgment of the managers of Archipelago ECN, that (1) all material transactions are executed in accordance with management’s general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied with respect to broker-dealers or any other criteria applicable to such statements; (3) access to the material property and assets of Archipelago ECN is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Archipelago ECN has made and preserved all records required to be made or preserved by the Exchange Act or by any applicable rules of any Governmental Authority or Self-Regulatory Organization, and maintained records of, all trading activities and transactions and dealings and communications with Archipelago ECN Clients as required by the Exchange Act or by any applicable rules of any Governmental Authority or Self-Regulatory Organization, except for such failures that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

(b) REDI has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the reasonable judgment of the directors and managers of REDI, that (1) all material transactions are executed in accordance with management’s general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied with respect to broker-dealers or any other criteria applicable to such statements; (3) access to the material property and assets of REDI is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. REDI has made and preserved all records required to be made or preserved by the Exchange Act or by any applicable rules of any Governmental Authority or Self-Regulatory Organization, and has properly recorded, and maintained records of, all trading activities and transactions and dealings and communications with REDI Clients as required by the Exchange Act or by any applicable rules of any Governmental Authority or Self-Regulatory Organization, except for such failures that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on REDI.

3.24. Intellectual Property. (a) Section 3.24 of its Disclosure Letter sets forth a list and description of (i) any registrations or applications for Intellectual Property, and any other Intellectual Property, that is material to the operation of the Business of it and its subsidiaries (the “Business-Related Intellectual Property”), and (ii) all agreements under which it or any of its subsidiaries is licensed or otherwise permitted by another Person to use any Business-Related Intellectual Property, other than license agreements accompanying widely available computer software programs that purport to bind the purchaser of such programs. For the purposes of this Agreement, “Intellectual Property” means all patents, patent applications, registered and unregistered trademarks and service marks, trademark applications and service mark applications, registered and unregistered copyrights, trade secrets, computer software programs and know-how (provided that when Intellectual Property refers to the property of a third party, all references to registrations for such property shall mean registrations made on or prior to the date hereof). For the purposes of this Agreement, “Business” means, with respect to any Person, the business operations of it and its subsidiaries as contemplated by this Agreement and the Transaction-Related Agreements, including, without limitation, the operation of an ECN and, in the case of the Company, the operation of a facility (as defined in Section 3(a)(2) of the Exchange Act). To the best knowledge of the Company, no reason or condition exists or appears reasonably likely to occur that would preclude the Company from acquiring upon commercially reasonable terms or using any Business-Related Intellectual Property necessary for the operation of such facility as currently contemplated.

(b) It and/or at least one of its subsidiaries owns, is licensed to use or otherwise possesses legally enforceable rights to use in all material respects all of the Business-Related Intellectual Property. None of the Business-Related Intellectual Property owned by it and, to the best of its knowledge, no other Business-Related Intellectual Property has been adjudicated invalid or unenforceable and, to the best of its knowledge, all of the Business-Related Intellectual Property is valid, subsisting and enforceable. Its and/or its subsidiaries’ right to use the Business-Related Intellectual Property is free and clear of any material Liens (subject to the terms of any applicable licenses), and, to the best of its knowledge, no other Person has the right to use any of the Business-Related Intellectual Property which is licensed exclusively to it.

(c) Neither it nor any of its subsidiaries will violate in any material respect any licenses, sublicenses, or other agreements relating to the Business-Related Intellectual Property to which it or any of its subsidiaries is a party and pursuant to which it or any of its subsidiaries is authorized to use another Person’s Intellectual Property, or otherwise violate another Person’s Intellectual Property, by executing, delivering or performing this Agreement or any of the Transaction-Related Agreements.

(d) No claims with respect to the Business-Related Intellectual Property are currently pending or threatened against it or any of its subsidiaries and, to the best of its knowledge, no other claims with respect to the Business-Related Intellectual Property are currently pending or have been threatened. To the best of its knowledge, there are no valid grounds for any bona fide claims (i) to the effect that the use, sale or licensing of any product or services, as now used, sold or licensed in its Business, infringes on the Intellectual Property of any other Person, (ii) against the use by it or any of its subsidiaries of any Business-Related Intellectual Property, (iii) challenging the ownership or validity of the Business-Related Intellectual Property, (iv) challenging the license or legally enforceable right of it or any of its subsidiaries to use the Business-Related Intellectual Property or (v) alleging that it or any of its subsidiaries is infringing the Intellectual Property rights of any other Person, in the case of clauses (i) through (v) above, other than claims that have not had and are not reasonably likely to have a Material Adverse Effect on it.

(e) To the best of its knowledge, there is no unauthorized use, infringement or misappropriation of the Business-Related Intellectual Property by any Person, including any current employee or former employee of it or any of its subsidiaries.

3.25. No Voting Agreements. Except for its limited liability company agreement and as contemplated therein (in the case of REDI, including, without limitation, the Voting Agreement, dated as of the date hereof, among certain of the Contributors to apply with respect to Section 3.2 of the Amended LLC Agreement), none of its members has granted any proxy or entered into or agreed to be bound by any voting trust or other voting agreement with respect to any limited liability company interests or other equity interests of it beneficially owned by such member (whether such proxy, voting trust or other voting agreement is or will be exercised directly by it, through any director or manager appointed by it or otherwise).

3.26. Title to Properties. Neither it nor any of its subsidiaries owns any real property and all other properties, if any, owned by it are owned outright free and clear of any Liens, except (a) Liens for current taxes not yet due and (b) Liens incurred in the ordinary course of business not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of it or any of its subsidiaries.

3.27. Indebtedness for Borrowed Money. Neither it nor any of its subsidiaries is a party to or bound by any Contract evidencing indebtedness for borrowed money in excess of $1,000,000.

3.28. Employee Benefits. All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of it and its subsidiaries (the “Employees”) and current or former directors or managers of it, including, without limitation, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit

Plans”), are listed on Section 3.28 of its Disclosure Letter. True and complete copies of all Benefit Plans listed on Section 3.28 of its Disclosure Letter, including, without limitation, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to the other. All Benefit Plans covering Employees which are subject to ERISA (the “ERISA Plans”) are in substantial compliance with ERISA. Each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Plan under Section 401(a) of the Code. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither it nor any of its subsidiaries has ever contributed to any Benefit Plan which is subject to Title IV of ERISA or which is a “multiemployer plan,” and neither it nor any of its subsidiaries has incurred any liability under Title IV of ERISA. Neither it nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan, except as set forth on Section 3.28 of its Disclosure Letter. There has been no amendment to, announcement by it or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement or any other Transaction-Related Agreement nor the consummation of the transactions contemplated hereby or thereby will (v) entitle any employees of it or any of the subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, or (x) limit or restrict the right of it to merge, amend or terminate any of the Benefit Plans. Prior to the Closing, it will pay or properly accrue for all severance and similar obligations owed to its directors, managers, officers and employees on or prior to the Closing or as a result of the execution of this Agreement or any other Transaction-Related Agreement or the Closing (the “Severance Obligations”).

3.29. Material Contracts. Except for the Transaction-Related Agreements and as disclosed or described in Section 3.29 of its Disclosure Letter, neither it nor, in the case of the Company, any of the Subsidiaries is a party to or bound as of the date hereof by any Contract that:

(a) involves any material relationships with market makers, exchanges, ECN’s, broker-dealers or any other of its customers, in each case other than subscriber agreements and other agreements entered into with subscribers in the ordinary course of business;

(b) involves the clearance and settlement of trades on its ECN;

(c) involves the sale or grant to any Person of any rights in data relating to trading activity on its ECN, in each case other than subscriber agreements and other agreements entered into with subscribers in the ordinary course of business;

(d) provides for the lease, sublease, deferred purchase price, mortgage or sale-leaseback (whether of real or personal property) other than in the ordinary course of business;

(e) provides for the purchase of materials, supplies, goods, services, equipment or other assets other than in the ordinary course of business;

(f) involves any partnership, joint venture or other similar agreement or arrangement;

(g) relates to the acquisition or disposition of any business (whether by merger, investment, reorganization, purchase or sale of stock, purchase or sale of assets or otherwise);

(h) is an agreement with any subscriber (including any financial institution or other customer with trading access), broker, market-maker or an ECN relating to its trading operations (including its trading platform and systems) and entered into in the ordinary course of business that (i) contains any express warranty or undertaking by it or any of its subsidiaries to any other Person assuring best execution, or (ii) does not contain an exclusion for consequential damages and lost profits in the event of a breach of such agreement;

(i) restricts it or any of its subsidiaries from competing in any line of business or with any Person or in any geographic location or would so limit the freedom of it or any of its subsidiaries or members after the Closing Date; or

(j) were not made in the ordinary course of business and that are material to the business of it and its subsidiaries, taken as a whole.

Each Contract disclosed in its Disclosure Letter or required to be disclosed pursuant to this Section 3.29 is a valid and binding agreement of it or the subsidiary party thereto, and is in full force and effect, in each case with such exceptions as has not had and is not reasonably likely to have a Material Adverse Effect on it. None of it, any of its subsidiaries or, to the best of its knowledge, any other party thereto is in default or breach under the terms of any such Contract and, to the best of its knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder, in each case with such exceptions as has not had and is not reasonably likely to have a Material Adverse Effect on it.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF THE CURRENT ARCA MEMBERS AND THE CONTRIBUTORS

Except as set forth in the corresponding sections or subsections of the Company Disclosure Letter or the REDI Disclosure Letter, respectively, each Current ARCA Member (solely in respect of Sections 4.1, 4.2, 4.3 and 4.6), on the one hand, and each Contributor, on the other hand, hereby represents and warrants to REDI and the Company, respectively, insofar as such matters relate to such Current ARCA Member or such Contributor, respectively, as provided below. For purposes of this Agreement, “Applicable Entity” shall mean, in the case of any representations and warranties made herein by the Current ARCA Members, the Company, and in the case of any representations and warranties made herein by the Contributors, REDI.

4.1. Authority; Validity of Agreement. It has the requisite power and authority and has taken all action necessary in order to authorize, execute and deliver this Agreement and the other Transaction-Related Agreements to which it is a party, to consummate the transactions contemplated hereby and to perform the acts contemplated on its part hereunder. This Agreement and each of the other Transaction-Related Agreements to which it is a party is a valid and binding agreement of it enforceable against it in accordance with such agreement’s terms.

4.2. No Conflicts. (a) Neither the execution and delivery by it of this Agreement or any of the other Transaction-Related Agreements to which it is a party, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement and the other Transaction-Related Agreements to which it is a party nor the consummation of the transactions herein contemplated will conflict with or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on assets (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract to which it is a party or result in any change in the rights or obligations of any party under any Contract to which it is a party or by which it or any of its assets is bound, (b) nor will such execution and delivery, compliance, performance or consummation (i) result in any breach or violation of, or a default under, the provisions of the limited liability company agreement, articles of incorporation, by-laws or other similar governance documents of it or any law, order, judgment, decree, ordinance, award, governmental or non-governmental permit or license, rule or regulation applicable to it, or (ii) to the best of its knowledge, subject the Company, any of the Subsidiaries or REDI to any penalty or sanction, in the case of clauses (a) and (b)(ii)

above, except for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Applicable Entity.

4.3. Governmental Approvals and Consents. Other than as specified in Section 4.3 of the Disclosure Letter of the Applicable Entity and other than the Regulatory Approvals, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from or other actions are required to be made by it with, or obtained by it from, any Governmental Authority or Self-Regulatory Organization in connection with the execution and delivery by it of this Agreement and each of the Transaction-Related Agreements to which it is a party, the performance by it of its obligations hereunder, and the consummation of the transactions contemplated hereby.

4.4. Investment Representations. (a) It is acquiring the New Shares for its own account for investment and not with a view to distribution.

(b) It is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(c) It has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Company, and has so evaluated the merits and risks of such investment.

(d) It is able to bear the economic risk of an investment in the Company and, at the present time, is able to afford a complete loss of such investment.

(e) It understands and acknowledges that (i) the New Shares are being offered and sold to it without registration under the Securities Act by reason of reliance upon certain exemptions therefrom and (ii) the availability of such exemptions depends, in part, on the foregoing representations set forth in this Section 4.4.

4.5. Limited Liability Company Interests of REDI. Each of the limited liability company interests of REDI set forth opposite its name on Annex B to this Agreement is owned by it free and clear of all Liens (including tax liens, except for inchoate liens for taxes not yet due and payable and other than any Liens or other restrictions under the limited liability company agreement of REDI). At the Closing, it will assign, transfer and convey to the Company good and valid title to the limited liability company interests of REDI set forth opposite its name on Annex B to this Agreement, free and clear of all Liens.

4.6. Taxes. It will treat the exchange of the transferred interests for U.S. federal income tax purposes as a merger or consolidation of REDI and the Company that is governed by Section 708(b) and Treasury Regulations Section 1.708-1(c)(3)(i) (i.e., as an assets-over merger for each partnership that is treated as terminating under such provisions).

ARTICLE V.

COVENANTS

5.1. Interim Operations. The Company and REDI each covenants and agrees as to itself and, in the case of the Company, as to its subsidiaries, that after the date hereof and prior to the Closing (unless, in the case of the Company or any of its subsidiaries, REDI, or in the case of REDI, the Company, shall otherwise expressly consent in writing and except as otherwise expressly permitted or contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Letter or the REDI Disclosure Letter, respectively):

(a) the business of it and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of it and its subsidiaries shall use its reasonable best efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates; (ii) maintain and keep its properties and assets in good repair and condition, subject to ordinary wear and tear; and (iii) maintain in effect all existing governmental permits that are required for the continued operation of its and its subsidiaries’ respective businesses in all material respects as they are currently conducted;

(b) neither it nor any of its subsidiaries shall (i) sell or pledge or agree to sell or pledge any stock, limited liability company interests or other equity interests owned by it; (ii) except as required by applicable law amend its certificate of formation, limited liability company agreement, memorandum or articles of association; (iii) split, combine, subdivide or reclassify any of its outstanding limited liability company interests or other equity interests; (iv) declare, set aside or pay any dividend or make any other distribution payable in cash, property, limited liability company interests or other equity interests in respect of any limited liability company interests or other equity interests (for the avoidance of doubt, this provision, in respect of REDI, shall be deemed to be an amendment to any provisions to the contrary in REDI’s limited liability company agreement), provided that, notwithstanding the foregoing, (x) the Company shall be permitted to make distributions to the Current ARCA Members in accordance with the terms of (or as approved by its Board under the terms of) its limited liability company agreement (including, without limitation, distributions in accordance with Section 8.1. thereof in respect of the payment of taxes) prior to the Closing so long as the Company has the Requisite Company Cash Balance as of the Closing and the Company Closing Cash Balance exceeds the Requisite REDI Cash Balance by $30 million or more after giving effect to all distributions by the Company after the date hereof (including any declared but unpaid distributions) and (y) REDI shall be permitted to make distributions to the Contributors in accordance with the terms of (or as approved by its Board under the terms of) its limited liability company agreement prior to Closing so long as REDI has the Requisite REDI Cash Balance as of the Closing; or (v) repurchase, redeem, or otherwise acquire, directly or indirectly, any of its limited liability company interests or other equity interests or any securities or other equity interests convertible into or exchangeable or exercisable for any of its limited liability company interests or other equity interests;

(c) neither it nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional limited liability company interests, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any of its limited liability company interests or other equity interests of any class or any other property or assets; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets; or (iii) (A) make or authorize or commit for any capital expenditures in excess of $1,000,000 individually or the following amounts in the aggregate: (1) $6,000,000 in the aggregate through January 31, 2002, (2) $10,000,000 in the aggregate through February 28, 2002, (3) $14,000,000 in the aggregate through March 31, 2002, (4) $18,000,000 in the aggregate through April 30, 2002, and (5) $22,000,000 in the aggregate through June 17, 2002 or (B) make any acquisition of (by merger, consolidation, acquisition of stock or assets or any other means), or any investment in, assets or stock of any other Person (other than acquisitions of assets in the ordinary course of business consistent with past practice);

(d) except as may be required by applicable law or regulation, neither it nor any of its subsidiaries shall (x) grant any severance or termination pay to, increase the salary, wage, bonus or other compensation of, or enter into any employment or severance agreement with any director, manager, officer or other employee of it or any of its subsidiaries, or (y) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any incentive, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option or other stock based plan, any employment or severance agreement, plan, policy or arrangement, other employee benefit plan or any applicable “change of control” or similar provision in any plan, agreement, policy or arrangement that covers current or former employees, officers, directors or managers of it or any of its subsidiaries (or any trust or fund thereunder) or establish any target bonus levels, the size of any bonus pool, or any objectives for the achievement of any target bonus or any target bonus levels;

(e) neither it nor any of its subsidiaries shall settle or compromise any material claims or litigation, modify, amend or terminate any of its material Contracts

(including, without limitation, any Contract disclosed in response to Section 3.29), in each case other than any such termination that will occur by the terms of such Contract without any action by it or any of its subsidiaries or any such modification, amendment or termination that is permitted under the terms of such Contract to be made by the other party or parties to such Contract, or enter into any Contract that would have been required to be disclosed or described in Section 3.29 of its Disclosure Letter if such Contract had been entered into on or prior to the date hereof (other than license agreements with respect to the sale of quote information or redisplay or republication of its limit order book) or waive, release, relinquish or assign any material Contract (including, without limitation, any Contract disclosed in response to Section 3.29) (or any of its rights or claims thereunder), in each case other than any such waiver, release, relinquishment or assignment that will occur by the terms of such Contract without any action by it or any of its subsidiaries or is permitted under the terms of such Contract to be made by the other party or parties to such Contract, or cancel or forgive any material indebtedness owed to it or any of its subsidiaries;

(f) it shall not make any material tax election, amend any Tax elections currently in effect, change or consent to any change in any method of accounting for any Tax purpose, or file any Tax Return on a basis that is not consistent with past practice;

(g) except as required by applicable law or regulation, permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated except in the ordinary and usual course of business;

(h) except as may be required as a result of a change in law or in GAAP, neither it nor any of its subsidiaries shall change any of the accounting practices, principles or methods used by it;

(i) neither it nor any of its subsidiaries shall adopt a plan of complete or partial liquidation, dissolution (except as required by applicable law), merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries (other than the transactions contemplated hereby);

(j) neither it nor any of its subsidiaries shall (i) incur, assume, modify or prepay any long-term debt or incur, modify or assume any short-term debt, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, including by means of any “keep well” or other agreement to support or maintain any financial statement condition of another Person, or (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates consistent with past practice;

(k) neither it nor any of its subsidiaries shall enter into any agreement or arrangement, or amend or modify any existing agreement or arrangement, or engage in any new transaction, with any of their respective members or affiliates on terms to it or any of its subsidiaries less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis; and

(l) neither it nor any of its subsidiaries shall authorize or enter into an agreement to do any of the foregoing or take any action that would knowingly cause any of the representations or warranties, in the case of REDI, of REDI or any of the Contributors, or in the case of the Company or any of its subsidiaries, of the Company or any of the Current ARCA Members, contained in this Agreement to be untrue or incorrect.

5.2. Exclusivity. After the date hereof and prior to the Closing, neither the Company or REDI nor any of the Company’s subsidiaries nor any of their respective officers, directors, managers, employees, advisors and other agents (collectively, “Representatives”) will, and each of the Company and REDI shall ask its members not to, directly or indirectly, (i) take any action to enter into, solicit, initiate or encourage any Acquisition Proposal, or (ii) engage in negotiations or discussions with, or disclose or furnish any nonpublic information relating to the Company or REDI or any of their respective subsidiaries or their businesses (the “Applicable Business” with respect to such party) or afford access to the properties, books or records of the Company or REDI or any of their respective subsidiaries or the Applicable Business to any Person that, to the best knowledge of the Company or REDI, as applicable, may be considering making, or has made, an Acquisition Proposal or any modification of any previously received Acquisition Proposal. Each of the Company and REDI shall immediately terminate negotiations or discussions, if any, with any other Persons regarding an Acquisition Proposal. Each of the Company and REDI shall promptly notify the other after receipt of any new or modified Acquisition Proposal, including the identity of the Persons making such Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means, with respect to the Company or REDI, any offer or proposal for or any indication of interest in, the purchase of or other business combination with such party’s Applicable Business or any portion thereof (whether by way of merger, sale of equity interests, asset sale, joint venture or otherwise), other than the transactions contemplated hereby.

5.3. Filings; Other Action. (a) Subject to the terms and conditions herein provided, each of the Company and REDI shall cooperate with each other and use its reasonable best efforts to promptly (i) make any submissions required to be made in order to obtain the Regulatory Approvals, and (ii) take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under this Agreement, the other Transaction-Related Agreements and any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit of any Governmental Authority or Self-Regulatory Organization (each, a “Law” and collectively “Laws”) to consummate and make effective the transactions contemplated hereby and thereby as promptly as practicable, including, without limitation, cooperating in the preparation and filing of all documentation to effect all necessary applications, notices, reports, petitions, filings and other documents and any amendments or supplements to any of the foregoing as promptly as practicable. Each of the Company and REDI shall consult with the other, and use its reasonable best efforts to obtain as promptly as practicable, all licenses, permits, registrations, exemptions, consents, approvals, authorizations, qualifications and orders of, with or from any Governmental Authority, Self-Regulatory Organization or third party as are necessary or advisable for the consummation of the transactions contemplated by this Agreement and the other Transaction-Related Agreements, and neither the Company nor REDI shall take any action or permit any of their respective subsidiaries to take any action, that shall have the effect of unreasonably delaying, impairing or impeding the receipt of any of the foregoing. Each of the Company and REDI shall, upon request by the other, furnish the other with all true and accurate information concerning itself, its subsidiaries, managers, directors, officers and, to the extent available to or known by it, its members, and such other matters as are necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, any of its subsidiaries or REDI to any Governmental Authority, Self-Regulatory Organization or third party in connection with the transactions contemplated by this Agreement or any other Transaction-Related Agreement, provided that neither the Company nor REDI shall be required to furnish any information to the other in violation of any applicable Law or in breach of the provisions of any Contract to which it is a party as of the date hereof. Subject to any applicable Laws relating to the exchange of information, the Company and REDI shall have the right to review in advance, and to the extent practicable each of the Company and REDI shall consult the other on, (x) all the information relating to the Company or REDI, as the case may be, and any of their respective affiliates, that appear in any filing made by the Company or REDI with, or written materials submitted to, any Governmental Authority, Self-Regulatory Organization or third party in connection with the transactions contemplated by this Agreement or any other Transaction-Related Agreement, and (y) any other material written information submitted to any Governmental Authority, Self-Regulatory Organization or third party in connection with the transactions contemplated by this Agreement or any other Transaction-Related Agreement. In exercising the foregoing rights, each of the Company and REDI shall act reasonably, in good faith and as promptly as practicable.

(b) Each of the Company and REDI shall regularly and promptly keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including, without limitation, promptly furnishing the other with copies of notices or other communications and promptly informing the other of all material oral communications received by the Company, any of its subsidiaries or REDI, as the case may be, from any Governmental Authority or Self-Regulatory Organization with respect to the transactions contemplated by this Agreement or any other Transaction-Related Agreement. Each of the Company and REDI shall consult and cooperate with the other, and consider in good faith the views of the other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company or REDI, respectively, to any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement or any other Transaction-Related Agreement.

(c) Notwithstanding anything else contained herein, the covenants contained in this Section 5.3 will not require the Company or REDI, in connection with obtaining any regulatory approval, to accept any condition or restriction or undertake any action referred to in the second sentence of each of Section 2.2(e) and 2.3(e).

5.4. Access. Subject to the provisions of the Non-Disclosure and Confidentiality Agreement, dated as of June 2001, between the Company and REDI (the “Confidentiality Agreement”), upon reasonable notice and except as may be restricted by applicable Law, each of the Company and its subsidiaries, on the one hand, and REDI, on the other hand, shall afford the other’s Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its properties, books, Contracts and records and, during such period, the Company and its subsidiaries, on the one hand, and REDI, on the other hand, shall furnish promptly to the other access to (and, where reasonable, copies of) all information concerning its business, properties and personnel as the other or its Representatives may reasonably request, provided that no investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by any party hereto, and provided further that the foregoing shall not require any party hereto to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would violate applicable law or regulation or would result in the disclosure of any trade secrets of third parties or violate any obligation of such party or any of its subsidiaries with respect to confidentiality if such party shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. Upon any termination of this Agreement, each of the Company and REDI will use its reasonable best efforts to destroy or collect and deliver to the other all documents obtained by it or any of its Representatives pursuant to this Section 5.4 furnished to it or any of its Representatives then in its or their possession and any copies thereof unless applicable Law prohibits such destruction.

5.5. Press Releases. The initial press release relating to the execution of this Agreement and the other Transaction-Related Agreements shall be a joint press release. Other than the initial press release described in the immediately preceding sentence, subject to any applicable disclosure obligations under Law, each of the Company and REDI shall refrain from issuing or making any public announcement or statement with respect to the transactions contemplated by this Agreement and the other Transaction-Related Agreements, without the prior consent of the other.

5.6. No Rights Triggered. The Company shall take all reasonable steps necessary, if any, to ensure that the entering into of this Agreement and the other Transaction-Related Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the grant of any Rights to any Person under the limited liability company agreement of the Company or any of the Subsidiaries or under any Contract to which the Company or any of the Subsidiaries is a party. REDI shall take all reasonable steps necessary, if any, to ensure that the entering into of this Agreement and the Transaction-Related Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the grant of any Rights to any Person under the limited liability company agreement of REDI or under any Contract to which REDI is a party. In furtherance of the foregoing, prior to the Closing, REDI shall (i) convert any equity interests or other interests related to the limited liability company interests of REDI outstanding (including, without limitation, any options, equity appreciation rights or profits interests) into limited liability company interests of REDI, including the 1% equity appreciation right held by JL Management, LLC, which shall be converted prior to Closing into the number of limited liability company interests of REDI set forth opposite JL Management, LLC’s name on Annex B to this Agreement, and (ii) cancel or terminate all such equity interests or other interests referred to in clause (i) at the time of such conversion.

5.7. Financial Statements. From the date hereof until the Closing, each of the Company and REDI will, as promptly as practicable, provide or make available to the other current draft and final versions of any annual or quarterly financial statements (consolidated or otherwise) of the Company or REDI, respectively, prepared subsequent to the date of this Agreement.

5.8. Notification of Certain Matters. Prior to the Closing, each of the Company and REDI shall, promptly notify the other (x) after satisfaction of the last of its obligations that are conditions to the other’s obligation to effect the transactions contemplated by this Agreement pursuant to Section 2.2 or Section 2.3, respectively, except for such conditions which by their nature are to be fulfilled at the Closing, and (y) of the occurrence of any event that may make satisfaction of such conditions in Section 2.2 or Section 2.3, respectively, not reasonably likely.

5.9. Share Adjustment. (a) An Applicable Claiming Party (as defined in Section 5.9(c)) shall be entitled to the remedy in this Section 5.9 and in Section 9.16 of the Amended LLC Agreement in the event that (i) any Legacy Archipelago Claiming Party or Legacy REDI Claiming Party (each as defined in Section 5.9(c)) (or, in the case of a claim by a Legacy Archipelago Claiming Party, REDI, or, in the case of a claim by a Legacy REDI Claiming Party, the Company) shall incur or suffer any Loss (as defined in Section 5.9(c)), or receives notice of a claim that could result in any Loss, pertaining to, arising or resulting, directly or indirectly, from or in connection with (A) any inaccuracy in any of the representations or warranties (x) of REDI or any Contributor in this Agreement or in any certificate delivered by REDI pursuant to Section 2.3, in the case of a Loss incurred or suffered by, or a notice of a claim that could result in a Loss to, any Legacy Archipelago Claiming Party or REDI, or (y) of the Company or any Current ARCA

Member in this Agreement or in any certificate delivered by the Company pursuant to Section 2.2, in the case of a Loss incurred or suffered by, or a notice of a claim that could result in a Loss to, any Legacy REDI Claiming Party or the Company (other than in respect of any claim relating to the Indemnifiable Litigation (as defined in Section 5.9(a)(ii) of the Company Disclosure Letter), it being the intention of the parties hereto that all claims in respect of the Indemnifiable Litigation be brought pursuant to Section 5.9(a)(ii)), or (B) any breach (x) by REDI or any Contributor, in the case of a Loss incurred or suffered by, or a notice of a claim that could result in a Loss to, any Legacy Archipelago Claiming Party or REDI, or (y) by the Company or any Current ARCA Member, in the case of a Loss incurred or suffered by, or a notice of a claim that could result in a Loss to, any Legacy REDI Claiming Party or the Company, of any agreement, covenant or obligation in this Agreement, or (ii) any Legacy REDI Claiming Party or the Company shall incur or suffer any Loss, or receives notice of a claim that could result in any Loss, arising or directly resulting from the Indemnifiable Litigation. For purposes of this Section 5.9(a), the accuracy of any representation or warranty of the Company or any Current ARCA Member, on the one hand, or REDI or any Contributor, on the other hand, contained herein shall be determined without regard to any materiality, in all material respects or “Material Adverse Effect” qualification set forth in such representation or warranty.

(b) Notwithstanding anything to the contrary set forth in Section 5.9(a)(i): (i) no Legacy Archipelago Claiming Party or Legacy REDI Claiming Party, as the case may be, shall be entitled to the remedy set forth in Section 5.9(a)(i)(A) with respect to any individual item of Loss unless the amount of all Losses of all Legacy Archipelago Claiming Parties and REDI, on the one hand, or all Legacy REDI Claiming Parties and the Company, on the other hand, as applicable, with respect to Section 5.9(a)(i)(A) shall exceed $5,000,000 (the “Archipelago Deductible” or the “REDI Deductible”, as the context may require) and then Losses will be covered by this remedy only to the extent of such excess; (ii) the aggregate amount of Losses of the Legacy Archipelago Claiming Parties and REDI, on the one hand, or the Legacy REDI Claiming Parties and the Company, on the other hand, as applicable, covered by the remedy set forth in Section 5.9(a)(i)(A) shall not exceed $100,000,000, and (iii) notice of any claim brought by a Legacy Archipelago Claiming Party or Legacy REDI Claiming Party, as the case may be, pursuant to Section 5.9(a)(i) must be delivered (in accordance with the terms of the first sentence of Section 5.9(d)) to the Legacy REDI Representative (as defined in Section 5.9(d)) or the Legacy Archipelago Representative (as defined in Section 5.9(d)), respectively, prior to the expiration of the Share Adjustment Period (as defined in Section 5.9(c)), and any such claim delivered after the expiration of the Share Adjustment Period shall be invalid and of no force or effect. For the avoidance of doubt, this Section 5.9(b) shall not apply to the matters covered by Section 5.9(a)(ii).

(c) As used herein, (i) “Share Adjustment Period” shall mean the period commencing on the Closing Date and terminating upon the earliest of (A) the first anniversary of the Closing Date, (B) the pricing by the Company or any successor of the Company of an Initial Public Offering (as defined in the Amended LLC Agreement); provided such Initial Public Offering is subsequently consummated and (C) the consummation of a Change in Control (as defined in the

Amended LLC Agreement); (ii) “Legacy Archipelago Claiming Parties” or “Legacy Archipelago Side” shall mean the Legacy Archipelago Members (as defined in the Amended LLC Agreement); (iii) “Legacy REDI Claiming Parties” or “Legacy REDI Side” shall mean the Legacy REDI Members (as defined in the Amended LLC Agreement); (iv) “Applicable Claiming Party” or “Applicable Side” shall mean any Legacy Archipelago Claiming Party or any Legacy REDI Claiming Party; (v) “Loss,” (collectively, “Losses”) shall mean any claim, cost, loss, liability, damage, judgment, fine, penalty, deficiency or expense (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of investigation, litigation or other proceedings or of any claim, default or assessment) or other damage, (vi) “Indemnifying Side” means any Applicable Side against which a remedy is (or may be) sought hereunder in respect of an Adjustable Loss (as defined in the Amended LLC Agreement), and (vii) “Indemnified Side” means the Applicable Side seeking (or which may seek) a remedy hereunder in respect of an Adjustable Loss.

(d) A claim for the remedy set forth in this Section 5.9 and Section 9.16 of the Amended LLC Agreement may be asserted (i) in the case of a claim for such remedy asserted by any Legacy REDI Claiming Party, by notice from such Legacy REDI Claiming Party to GSP or such Person serving as the replacement of GSP (or any replacement thereof), such replacement to be subject to obtaining the Requisite Approval of the Requisite Legacy Archipelago Members as described in the immediately succeeding sentence (the “Legacy Archipelago Representative”); or (ii) in the case of a claim for such remedy by any Legacy Archipelago Claiming Party, by notice from such Legacy Archipelago Claiming Party to SLK or such Person serving as the replacement of SLK (or any replacement thereof), such replacement to be subject to obtaining the Requisite Approval of the Requisite Legacy REDI Members as described in the immediately succeeding sentence (the “Legacy REDI Representative”) (any Legacy Archipelago Representative or Legacy REDI Representative, a “Legacy Representative”). The approval (the “Requisite Approval”) of Legacy Archipelago Members (the “Requisite Legacy Archipelago Members”), on the one hand, or Legacy REDI Members (the “Requisite Legacy REDI Members”), on the other hand, holding in the aggregate at least 51% of the Shares then held by the Legacy Archipelago Members or the Legacy REDI Members, respectively, shall be required to replace the Person serving as the Legacy Archipelago Representative or the Legacy REDI Representative, respectively, under this Section 5.9 with another Legacy Archipelago Member or Legacy REDI Member, respectively, and to authorize any action by the Legacy Archipelago Representative or the Legacy REDI Representative, respectively, under this Section 5.9.

(e) The replacement of either the Legacy Archipelago Representative or the Legacy REDI Representative shall be deemed effective upon the provision of notice thereof by the Person to be serving as such replacement (including its name, address and telecopy number), to the Legacy REDI Representative or the Legacy Archipelago Representative, respectively, in the manner provided in Section 7.1, which notice shall be deemed to be a change of the Legacy Archipelago Representative’s or Legacy REDI Representative’s respective contact information, as the case may be, for purposes of the last sentence of Section 7.1. The Legacy Archipelago

Representative and the Legacy REDI Representative shall serve as the sole and exclusive representative of the Legacy Archipelago Members and the Legacy REDI Members, respectively, with respect to any claim brought or defended against under this Section 5.9 and with respect to any issue that arises in respect of this Section 5.9, and the actions and decisions of the Applicable Representative will be binding on the related Applicable Side, subject to the terms described below. The Legacy Archipelago Representative and the Legacy REDI Representative shall not be permitted to settle any action on behalf of, enter into any agreement binding upon, or select any counsel to represent the interests of, any Legacy Archipelago Member or Legacy REDI Member, respectively, without obtaining in advance the Requisite Approval for such action. The Legacy Archipelago Representative and the Legacy REDI Representative shall have no liability to, and shall be held harmless by, any Legacy Archipelago Member or Legacy REDI Member, respectively, for any action taken or omitted to be taken in accordance with this Section 5.9 or upon receipt of the Requisite Approval for any such action taken or omitted to be taken, and any such action taken or omitted to be taken in accordance with this Section 5.9 or upon receipt of such Requisite Approval shall be final and binding on the Legacy Archipelago Members and the Legacy REDI Members, respectively, and no Legacy Archipelago Member or Legacy REDI Member shall be permitted to bring any action against the Legacy Archipelago Representative or the Legacy REDI Representative, respectively, in respect of any action taken or omitted to be taken in accordance with this Section 5.9 or upon receipt of the Requisite Approval.

(f) (i) Promptly after receipt by any Indemnified Side of notice of the commencement of any claim, action, suit, proceeding, demand or investigation (whether civil, criminal, administrative or investigative) asserted or claimed on or after the Closing Date by a third party (an “Applicable Third Party Claim”) which gives rise to any Losses which may be subject to the remedy set forth in this Section 5.9, such Indemnified Side shall, if a claim in respect thereof is to be made pursuant to this Section 5.9, give notice to the Legacy Archipelago Representative or the Legacy REDI Representative as required by the first sentence of Section 5.9(d), as the case may be (such Legacy Archipelago Representative or Legacy REDI Representative to whom such notice is required to be made (the “Applicable Representative”)), (and to the Company in the case of an Applicable Third Party Claim against the Company) of its assertion of such claim and of the commencement of the action or assertion of the Applicable Third Party Claim with respect to which the claim pertains. Failure so to notify the Company or the Applicable Representative of the Indemnifying Side shall not limit the remedy expressly set forth in this Section 5.9 and Section 9.16 of the Amended LLC Agreement to which such Indemnified Side may be entitled, as the case may be, except to the extent that such failure actually and materially prejudices the rights of the Indemnifying Side, and then only to the extent of such prejudice. Any Applicable Third Party Claim against the Company or REDI will be assumed and defended by the Company. If any Applicable Third Party Claim shall be asserted against the Indemnified Side and it shall give notice to the Applicable Representative of the Indemnifying Side of the commencement or assertion thereof, the Applicable Representative of the Indemnifying Side shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Legacy Representative of the Indemnified Side (with all reasonable fees and expenses of such counsel for the defending Applicable Representative to be paid by the Company promptly as statements therefor are received) and, after notice from the Applicable Representative of the Indemnifying Side to the Legacy Representative of the Indemnified Side of its election to assume the defense thereof, the Company shall not be responsible for payment of any fees or expenses of counsel for the Indemnified Side (unless such fees or expenses are incurred at the request of the Company) incurred by the Indemnified Side in connection with the defense thereof. Notwithstanding the foregoing, (x) in the case of an Applicable Third Party Claim against the Indemnified Side, if the Applicable Representative of the Indemnifying Side elects not to assume such defense or counsel for the Indemnified Side advises that there are issues that raise conflicts of interest between the Indemnifying Side, on the one hand, and the Indemnified Side, on the other hand, the Indemnified Side may retain counsel satisfactory to them, and (y) in the case of an Applicable Third Party Claim against the Company or REDI, if counsel for the applicable Legacy Representative advises that there are issues that raise conflicts of interest between such Legacy Representative, on the one hand, and the Company or REDI, respectively, on the other hand, such Legacy Representative may retain counsel satisfactory to it, and in the case of clauses (x) and (y) the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Side and such Legacy Representative, respectively, promptly as statements therefor are received. If the Applicable Representative of the Indemnifying Side receives notice of any action or Applicable Third Party Claim as to which it is entitled to assume the defense as provided above in this Section 5.9(f)(i), it shall promptly notify the Legacy Representative of the Indemnified Side as to whether it intends to control the defense thereof. If the Applicable Representative of the Indemnifying Side defends an action as to which it is entitled to assume the defense as provided above in this Section 5.9(f)(i), it shall have full control over the litigation, including settlement and compromise thereof, provided that no compromise or settlement thereof may be effected by the Company or the Applicable Representative of the Indemnifying Side without the prior written consent of the Legacy Representative of the Indemnified Side unless such compromise or settlement (i) includes the giving to each Applicable Claiming Party (that is a party to such Applicable Third Party Claim) of an unconditional and irrevocable release from all liability in respect of all claims relating to such Applicable Third Party Claim, (ii) is limited only to the payment of monies and (iii) does not include a statement as to or an admission of fault, guilt, culpability or a failure to act by or on behalf of an Applicable Claiming Party. Furthermore, no Applicable Third Party Claim assumed and defended by the Company, in respect of which a remedy for an Adjustable Loss (or deduction from distribution) could result hereunder, may be settled or compromised by the Company without the prior written consent of the Legacy Representative of the Indemnifying Side. All fees and expenses paid by the Company pursuant to this Section 5.9(f)(i) shall be subject to Sections 5.9(f)(iii), (f)(iv) and (f)(v) below.

(ii) Subject to Sections 5.9(f)(i) above and 5.9(f)(iii), (f)(iv)

and (f)(v) below, the Company shall pay on behalf of any Applicable Side and any Applicable Representative (or, if requested by any such Applicable Side or Applicable Representative, shall reimburse such Applicable Side or Applicable Representative for), promptly as statements therefor are received, all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred in connection with (x) any claim brought under and in accordance with this Section 5.9 (whether as plaintiff or defendant) and/or (y) any of the Indemnifiable Litigation, other than, in the case of such Indemnifiable Litigation, any such expenses of GSP or Virago Enterprises, L.L.C.

(iii) In the case of any claim for which a remedy is sought under this Section 5.9, all out-of-pocket expenses (including in respect of the fees and expenses of counsel) arising from such claim that are payable, paid or reimbursed by the Company on behalf of or to any Applicable Side or Applicable Representative(s) in accordance with the foregoing provisions of Section 5.9(f) shall (x) in the case of an Applicable Third Party Claim be treated as Losses of the Indemnified Side to which the remedy in this Section 5.9 and Section 9.16 of the Amended LLC Agreement will apply, and (y) in the case of a claim between the Legacy REDI Side and the Legacy Archipelago Side (whichever side may be plaintiff or claimant, on the one hand, or defendant or responding party, on the other hand) be treated as Losses of the prevailing side to which the remedy in this Section 5.9 and Section 9.16 of the LLC Agreement will apply, provided that no Excluded Expenses (as defined below) shall be dealt with through the adjustment remedy in Section 9.16 of the Amended LLC Agreement but such Excluded Expenses shall instead be deducted from future distributions to which the Legacy REDI Members or the Legacy Archipelago Members, as applicable, would otherwise be entitled pursuant to Article VIII of the Amended LLC Agreement, which deduction shall be effected on a pro rata basis in proportion to the number of Shares held by such Legacy REDI Members or Legacy Archipelago Members, respectively, at the time such claim for a remedy hereunder was brought.

As used herein, “Excluded Expenses” means (1) expenses that are Losses but that are within the Archipelago Deductible or the REDI Deductible, as the case may be, and therefore not subject to any remedy under this Section 5.9 or Section 9.16 of the Amended LLC Agreement (such expenses to be borne by the side within whose deductible the expenses fall), (2) expenses that are determined by an arbitration tribunal or agreed between the Legacy Representative of each side not to be Losses for which the prevailing side is entitled to a remedy under this Section 5.9 (such expenses to be borne by the prevailing side) or (3) in the case of clause (y) in the immediately preceding paragraph, expenses of both sides in the event that the defendant or responding party prevails (such expenses to be borne by the plaintiff or claimant side) except to the extent an arbitration tribunal otherwise apportions such expenses pursuant to Section 7.5(f) or the Legacy Representative of each side otherwise agrees (in the case of this exception, such expenses to be borne by the respective sides in the arbitration apportioned or agreed amounts).

(iv) If any of the Indemnifiable Litigation results in a judgment, award or settlement against the Company or any Applicable Claiming Party (other than GSP or Virago Enterprises, L.L.C.) and/or a Loss of the Company or any such Applicable Claiming Party that consists of more than just the out-of-pocket expenses of the Company or any such Applicable Claiming Party, then all expenses of or payments made by the Company (including in respect of any judgment, award or settlement and the fees and disbursements of counsel) in respect of such Indemnifiable Litigation that has resulted in such Loss (other than, in the case of the litigation entitled Fane Lozman, et al. v. Gerald D. Putnam, et al., as described in Section 5.9(a)(ii) of the Company Disclosure Letter, any such expenses that have been recovered by the Company under the indemnities provided by GDP, Inc. (or any successor-in-interest of GDP, Inc.) and Putnam) shall be included within such Loss, and the Legacy REDI Claiming Parties shall be entitled to the remedy set forth in Section 5.9(a)(ii) and Section 9.16 of the Amended LLC Agreement with respect to such Loss. Otherwise, any such out-of-pocket expenses of or payments made by the Company in respect of any Indemnifiable Litigation (and not so recovered) shall be deducted from future distributions to which the Legacy Archipelago Members would otherwise be entitled pursuant to Article VIII of the Amended LLC Agreement, which deduction shall be effected on a pro rata basis in proportion to the number of Shares then held by such Legacy Archipelago Members.

(v) To the extent that (1) any Legacy Archipelago Member or Legacy REDI Member suffers a deduction for any expense or payment (pursuant to the first paragraph of Section 5.9(f)(iii) or the second sentence of Section 5.9(f)(iv)) from an amount that would otherwise be distributable to such Member under Article VIII of the Amended LLC Agreement and (2) such expense or payment is, subsequent to such deduction from distribution, included in an Adjustable Loss that results in a Share adjustment attributable to such Member under Section 9.16 of the Amended LLC Agreement (a “Double Counted Amount”), then such Member shall be paid any Double Counted Amount by the Company as promptly as practicable thereafter.

(g) A claim for the remedy set forth in this Section 5.9 and Section 9.16 of the Amended LLC Agreement for any matter not involving an Applicable Third Party Claim and asserted in a notice pursuant to the first sentence of Section 5.9(d) may be disputed by return notice from the receiving party thereof provided to the Applicable Claiming Party not later than 30 days after receipt of such notice. Such return notice shall state the claim or claims in dispute and the reasons therefor in reasonable detail. A claim for the remedy set forth in this Section 5.9 and Section 9.16 of the Amended LLC Agreement for any matter involving an Applicable Third Party Claim and asserted in a notice to the Company or the Applicable Representative pursuant to the first sentence of Section 5.9(d) may be disputed by return notice from the Company or the

Applicable Representative, respectively, to the Applicable Claiming Party, which notice shall state the claim or claims in dispute and the reasons therefor in reasonable detail.

(h) The remedy provided in this Section 5.9 and Section 9.16 of the Amended LLC Agreement shall, to the fullest extent permitted by applicable law, be the sole remedy under this Agreement following the Closing with respect to the matters described in this Section 5.9 (other than with respect to Sections 1.1, 1.2, 2.1, 5.11, 5.12, 5.13 and 5.14 and other than remedies seeking injunctive relief), and each party hereto acknowledges that, to the fullest extent permitted by applicable law, there shall not be any direct responsibility of, or recourse against, any of REDI, the Legacy REDI Members, the Legacy Archipelago Members or the Company with respect to the matters described in this Section 5.9 after the Closing other than as expressly set forth in this Section 5.9 and in Section 9.16 of the Amended LLC Agreement. Notwithstanding the foregoing provisions of this Section 5.9, in the event the Indemnified Side is entitled to a remedy under section 9.16 of the Amended LLC Agreement for any Adjustable Loss, the Indemnifying Party against which such Adjustable Loss (as defined in the Amended LLC Agreement) is to be applied may instead of proceeding with such remedy elect to settle such Adjustable Loss by paying to the Indemnified Side an amount in cash (in U.S. dollars) equal to the amount of such Adjustable Loss after obtaining, in the case of an Indemnifying Party that is a Legacy Archipelago Member, the approval of Legacy Archipelago Members holding in the aggregate 66 2/3 % of the Shares then held by the Legacy Archipelago Members, and in the case of an Indemnifying Party that is a Legacy REDI Member, the approval of Legacy REDI Members holding in the aggregate 66 2/3% of the Shares then held by the Legacy REDI Members. In the event of such election to settle in cash, any Loss or Losses for which a remedy exists hereunder shall be deemed settled only upon payment in full by the Legacy Archipelago Members or the Legacy REDI Members, as the case may be, of the Indemnifying Side in cash (in U.S. dollars) to the Applicable Representative of the Indemnified Side.

(i) The parties hereto shall treat any remedy pursuant to this Section 5.9 as an adjustment to the consideration payable hereunder for all purposes.

5.10. Tax Matters. (a) Any Tax Returns with respect to the operations of REDI or the Company for all periods ending on or before the Closing Date, including for those jurisdictions and tax authorities that permit or require a short period Tax Return, shall be or caused to be prepared and filed on a timely basis after the Closing by the Company at its cost and expense; provided that such Tax Returns are prepared consistent with past practice and copies are provided to the Contributors or the Current ARCA Members, as the case may be, ten (10) days prior to filing.  Each of the Contributors or the Current ARCA Members, as the case may be, acting as a group shall have the right to require the Company to make changes to such Tax Returns prepared for REDI or the Company, as the case may be, prior to filing, provided that (i) there shall be a reasonable basis in fact and substantial authority in law for any such change and (ii) such change does not materially adversely affect any other member going forward. Neither REDI nor the Company shall, without the consent of the Contributors or the Current ARCA Members, as the case may be, which consent shall not be unreasonably withheld, amend any Tax Return filed by or with respect to REDI or the Company, as the case may be, for any period ending on or prior to the Closing Date. Whenever it is necessary to determine the liability for Taxes of REDI or the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the taxable year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined and shall equal: (i) in the case of any real or personal property Tax or any other Tax imposed on a periodic basis, an amount equal to the Tax for the entire taxable period beginning before and ending after the Closing Date, multiplied by a fraction the numerator of which is the number of days in such portion of the period ending on the Closing Date and the denominator of which is the number of days in such entire taxable period; and (ii) in the case of any other Tax, the amount that would be payable by REDI or the Company, as the case may be, if its taxable year that began prior to the Closing Date ended on the Closing Date.

(b) In addition to the provisions of Section 5.9 herein, (i) the Company, on the one hand, and REDI, on the other hand, shall cooperate with each other in any Tax audit, examination or other proceeding involving the other for any taxable period that relates to periods prior to the Closing, and (ii) neither party shall enter into any compromise or agree to settle any claim pursuant to any Tax audit, examination or other proceeding which would adversely affect the other for any taxable year without the written consent of the other, which consent may not be unreasonably withheld.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated hereunder (including any real property transfer tax and any similar Tax) shall be paid by the Company (as constituted following the transactions contemplated herein). The Company (as constituted following the transactions contemplated herein) will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and to the extent required by applicable law, each party will join, and cause its affiliates to join, in the execution of any such Tax Returns and other documentation.

(d) The parties hereto agree that, on the Closing Date, the fair market value of each item of tangible personal property of each of REDI and the Company shall be its adjusted basis, as determined for U.S. federal income tax purposes, as of such date.

5.11. Use of Names. As of the Closing, SLK hereby grants to REDI or such other broker-dealer subsidiary of the Company that operates after the

Closing the ECN currently operated by REDI (any such subsidiary, an “Applicable Subsidiary”) the non-exclusive, royalty-free right and license to use (a) the mark REDIBOOK as reasonably necessary or appropriate in connection with the conduct by such entity of the Business operated by REDI as of the Closing, and upon obtaining the prior written consent of SLK (which consent shall not be unreasonably withheld) as otherwise determined by the Company to be reasonably appropriate; and (b) the mark REDI solely in connection with the Nasdaq Market Participant Identification and Market Maker Identification of REDI or such Applicable Subsidiary as reasonably necessary or appropriate in connection with the conduct by such entity of the Business operated by REDI as of the Closing, and upon obtaining the prior consent of SLK (which consent shall not be unreasonably withheld) as otherwise determined by the Company to be reasonably appropriate, provided that neither of the foregoing marks may be used for marketing or advertising purposes without the prior written consent of SLK. The term of the license set forth in this Section 5.11 shall commence as of the Closing and terminate on the later of (i) the first anniversary of the Closing Date and (ii) the date on which REDI or such Applicable Subsidiary is permitted by the applicable Governmental Authority and/or Self-Regulatory Organization to use a name other than REDIBOOK in connection with the conduct by REDI or such Applicable Subsidiary, as applicable, of the Business operated by REDI as of the Closing, provided that the Company shall use its reasonable best efforts to obtain such permission within one year after the Closing.

5.12. Resignations. REDI shall cause such directors, managers, and/or officers of REDI as are designated by the Company in writing prior to the Closing to (i) tender their resignations from such positions effective as of the Closing, and (ii) sign a release agreement as of or prior to the Closing which releases and discharges REDI and its affiliates (other than (x) in respect of matters expressly arising under this Agreement or any other Transaction-Related Agreement relating to any period prior to or through the Closing, (y) the benefits and amounts owed to such directors, managers and officers identified in Section 5.12 of the REDI Disclosure Letter, and (z) pre-Closing indemnification rights (the “Pre-Closing Indemnification Rights”) of such directors, managers and officers, as identified in Section 5.12 of the REDI Disclosure Letter, which shall survive the Closing and remain in full force and effect), on the one hand, and such officers, directors and managers, on the other hand, with respect to all claims and other matters arising prior to or through the Closing, including, without limitation, any claims they may have with respect to such officers’, directors’ and managers’ association with, or resignation from, REDI. Effective as of the Closing, the Company shall assume all of REDI’s indemnification obligations to such directors, managers and officers in respect of the Pre-Closing Indemnification Rights. Prior to the Closing, each of REDI and the Company shall pay or properly accrue for any Severance Obligations owed by it.

5.13. Cash at Closing. The Company shall have a Cash and Cash Equivalents Balance as of the Closing after deducting any trade payables, accrued bonuses, Severance Obligations, financial advisor fees, counsel fees, accountants’ fees, or fees and expenses in connection with the negotiation, preparation, documentation and closing of the transactions contemplated by this Agreement and the other Transaction-Related Agreements existing, incurred or accrued prior to the Closing (such Cash and Cash Equivalents Balance, the “Company Closing Cash Balance”) of at least $30 million (such $30 million minimum amount, the “Requisite Company Cash Balance”). REDI shall have a Cash and Cash Equivalents Balance as of the Closing after deducting any trade payables, accrued bonuses, Severance Obligations, financial advisor fees, counsel fees, accountants’ fees, or fees and expenses in connection with the negotiation, preparation, documentation and closing of the transactions contemplated by this Agreement and the other Transaction-Related Agreements existing, incurred or accrued prior to the Closing that is equal to the amount that is $30 million less than the Company Closing Cash Balance (the “Requisite REDI Cash Balance”), provided that, notwithstanding the foregoing, such Requisite REDI Cash Balance shall not be required hereunder to exceed $15 million. For purposes of this Agreement, “Cash and Cash Equivalents Balance” of the Company or REDI shall mean the sum of cash and marketable securities and other cash equivalents and any trade receivables (including, without limitation, trade receivables in respect of SelectNet) (in an amount equal to the face amount thereof less an allowance for bad debts consistent with past experience in the business), in the case of the Company, of the Company and the Subsidiaries on a consolidated basis, and in the case of REDI, of REDI.

5.14. REDI LLC Agreement. Each of the Contributors shall (i) cause the limited liability company agreement of REDI to be duly assigned to the Company as of the Closing, and (ii) deliver to the Company at or prior to the Closing an instrument of assignment substantially in the form attached hereto as Exhibit 1.1 evidencing the assignment described in clause (i) above.

ARTICLE VI.

TERMINATION

6.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date as follows:

(a) by mutual written agreement of the Company and REDI;

(b) at the election of the Company upon providing written notice thereof to the other parties hereto, if any one or more of the conditions to the obligation of the Company or the Current ARCA Members to close contained in Section 2.3 has not been fulfilled as of June 17, 2002 other than by reason of a breach by the Company or any of the Current ARCA Members of any of its obligations under this Agreement; or

(c) at the election of REDI upon providing written notice thereof to the Company, if any one or more of the conditions to the obligations of REDI or the Contributors to close contained in Section 2.2 has not been fulfilled as of

June 17, 2002 other than by reason of a breach by REDI or any of the Contributors of any of its obligations under this Agreement.

6.2. Effect of Termination. In the event this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become null and void and there shall be no further liability or obligation on the part of any Contributor, REDI, any Current ARCA Member or the Company, in each case other than as set forth to the contrary in the proviso of the last sentence of Section 7.13(b).

ARTICLE VII.

MISCELLANEOUS

7.1. Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by facsimile, or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

(a) if to the Company, any Current ARCA Member or the Company Representative:

c/o Archipelago Holdings, L.L.C.
100 South Wacker Drive
20th Floor
Chicago, Illinois 60606
Telecopy: (312) 621-0487
Attn: Chief Executive Officer

with a copy to:

c/o Archipelago Holdings, L.L.C.
100 South Wacker Drive
20th Floor
Chicago, Illinois 60606
Telecopy: (312) 621-0487
Attn: General Counsel

and to:

Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Telecopy: (212) 558-3588
Attn: John Evangelakos

(b) If to REDI, any Contributor or the Contributor Representative:

c/o Spear, Leeds & Kellogg, LP
120 Broadway
New York, New York 10271

Telecopy: (212) 433-7294
Attn: Randy Frankel

with a copy to:

c/o Spear, Leeds & Kellogg, LP
120 Broadway
New York, New York 10271
Telecopy: (212) 433-7294
Attn: Carl Hewitt

and to:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Telecopy: (212) 902-3000
Attn: General Counsel

and to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Telecopy: (212) 450-3800
Attn: Louis Goldberg
and to:

REDI ECN LLC
10 Exchange Place
Jersey City, New Jersey 07302
Telecopy: (203) 552-9311
Attn: John Murphy

and to:

Lawrence Leibowitz
CEO
Bunker Capital
Suite 420
411 West Putnam Ave.
Greenwich, Connecticut 06380
Telecopy: (203) 552-9311

All notices given pursuant to this Section 7.1 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, when transmitted to the applicable number so specified in (or pursuant to) this Section 7.1 and an appropriate answer back is received or (iii) if delivered by overnight courier, on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee). Any party from time to time may change its address, facsimile number or other information for purposes of notices to that party by giving notice specifying such change to the other parties hereto.

7.2. Definitions; Headings and Captions. (a) Terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Amended LLC Agreement.

(b) All headings and captions contained in this Agreement are inserted for convenience only and shall not be deemed a part of this Agreement.

(c) For all purposes hereof the following defined terms have the meaning set forth in the relevant Section referred to below:

“AAA”	7.5(d)
“Acquisition Proposal”	5.2
“Affiliate”	3.19
“Agreement”	Preamble
“Amended LLC Agreement”	Recitals
“Amended Service Bureau Agreement”	Recitals
“Applicable Business”	5.2
“Applicable Claiming Party”	5.9(c)
“Applicable Entity”	Article IV
“Applicable Representative”	5.9(f)(i)
“Applicable Side”	5.9(c)
“Applicable Subsidiary”	5.11
“Applicable Third Party Claim”	5.9(f)(i)
“Archipelago Deductible”	5.9(b)
“Archipelago ECN”	Recitals
“Archipelago ECN Client”	3.11(a)
“Archipelago Europe”	Recitals
“Archipelago Exchange”	Recitals
“Archipelago Exchange Order”	3.9(a)(ii)
“Archipelago No-Action Letter”	3.9(a)(i)
“Archipelago Overseas”	Recitals
“Archipelago Services”	Recitals
“Archipelago TP Investment”	Recitals
“Benefit Plans”	3.28
“Business”	3.24(a)
“Business Day”	2.1(a)
“Business-Related Intellectual
Property”	3.24(a)(i)
“Cash and Cash Equivalents Balance”	5.13
“Clearing Agreements”	Recitals
“Closing”	2.1(a)
“Closing Date”	2.1(a)
“Commission”	Recitals
“Company”	Preamble
“Company Closing Cash Balance”	5.13
“Company Disclosure Letter”	Article III

“Company Interim Financial Statements”	3.14(a)(ii)
“Company Reports”	3.8(a)
“Company 2000 Financial Statements”	3.14(a)(i)
“Complaining Party”	7.5(b)
“Confidentiality Agreement”	5.4
“Contract”	3.3
“Contribution” and “Contributions”	1.1
“Contributors”	Preamble
“control”	3.19
“Current ARCA Members”	Recitals
“Disclosure Letter”	Article III
“Double Counted Amount”	5.9(f)(v)
“ECN”	Recitals
“Employees”	3.28
“ERISA”	3.28
“ERISA Plans”	3.28
“Exchange Act”	Recitals
“Excluded Expenses”	5.9(f)(iii)
“Final Order”	2.2(e)
“FSA Approval”	2.2(e)
“GAAP”	3.14(a)(i)
“Governmental Authority”	3.4
“Governmental Consents”	2.2(e)
“GSP”	Recitals
“Indemnified Side”	5.9(c)
“Indemnifying Side”	5.9(c)
“Intellectual Property”	3.24(a)
“Law” and “Laws”	5.3(a)
“Legacy Archipelago Claiming Parties”	5.9(c)
“Legacy Archipelago Representative”	5.9(d)
“Legacy Archipelago Side”	5.9(c)
“Legacy REDI Claiming Parties”	5.9(c)
“Legacy REDI Representative”	5.9(d)
“Legacy REDI Side”	5.9(c)
“Legacy Representative”	5.9(d)
“Letter Agreement”	Recitals
“Liens”	3.3
“Litigation”	3.17
“Loss” or “Losses”	5.9(c)
“Material Adverse Effect”	3.1
“NASD”	Recitals
“NASD Approval”	2.2(e)
“New Shares”	1.2
“PCX”	Recitals
“PCX Equities”	Recitals
“Pension Plan”	3.28
“Permitted Pre-Closing Transferee”	7.7
“Person”	3.1
“Pre-Closing Indemnification Rights”	5.12
“REDI”	Preamble
“REDI Client”	3.11(b)
“REDI Deductible”	5.9(b)

“REDI Disclosure Letter”	Article III
“REDI Interim Financial Statements”	3.14(b)(ii)
“REDI LLC Agreement Amendments”	Recitals
“REDI No-Action Letter”	3.9(b)
“REDI Reports”	3.8(b)
“REDI 2000 Financial Statements”	3.14(b)(i)
“Regulatory Approvals”	3.4
“Representatives”	5.2
“Requisite Approval”	5.9(d)
“Requisite Company Cash Balance”	5.13
“Requisite Legacy Archipelago Members”	5.9(d)
“Requisite Legacy REDI Members”	5.9(d)
“Requisite REDI Cash Balance”	5.13
“Rights”	3.5(a)(ii)
“Rules”	7.5(d)
“Securities Act”	3.8(a)
“Securities Laws”	3.8(a)
“Self-Regulatory Organization”	3.4
“Severance Obligations”	3.28
“Share Adjustment Period”	5.9(c)
“SLK”	Recitals
“subsidiary”	7.15
“Subsidiaries”	Recitals
“Tax” and “Taxes”	3.22(c)(i)
“Tax Returns”	3.22(c)(ii)
“Transaction-Related Agreements”	Recitals

7.3. Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

7.4. Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

7.5. Governing Law; Arbitration.

(a) THIS AGREEMENT IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) In the event that a party (the “Complaining Party”) has a dispute or disagreement with any other party relating to this Agreement, such Complaining Party shall provide written notice to the other of the foregoing and request a meeting to discuss such dispute or disagreement. The parties shall thereafter meet and discuss such dispute or disagreement in good faith, without obligation but with the objective of seeking an amicable resolution satisfactory to each of the parties to such dispute or disagreement. If such dispute or disagreement is not resolved after the good faith efforts of the applicable parties, then any such party may deliver notice to initiate arbitration in accordance with this Section 7.5; provided, however, that no party to this Agreement shall initiate arbitration in respect of such dispute or disagreement (but only with respect to such dispute or disagreement) until thirty (30) days have passed from the date that such written notice is first given. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration. Each of the parties agrees to follow the procedures, and abide by the requirements, set forth in this Section 7.5.

(c) The parties acknowledge that pre-arbitration discovery is generally more limited than and different from court proceedings and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited. Notwithstanding anything to the contrary herein, the parties intend that, to the fullest extent permitted by applicable law, punitive damages shall not be awarded in any event pursuant to any arbitration conducted under this Agreement.

(d) Any arbitration shall be exclusively referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) (which Rules are deemed to be incorporated by reference into this Section 7.5), to the extent such Rules are not inconsistent with the provisions of this Agreement or Delaware law. Any such arbitration shall be (i) brought and conducted in the State of Delaware unless another location shall be mutually agreed upon by the parties to such dispute, and (ii) conducted in English. If the arbitrators deem it necessary or appropriate, the parties to any dispute may be permitted limited discovery based on the United States Federal Rules of Civil Procedure then in effect, subject to applicable law and such limitations as the arbitrators may impose consistent with the objective of expediting the resolution of the dispute; provided, however, that in any dispute submitted to arbitration hereunder that relates to whether any Person is required to furnish indemnity under this Agreement, to the fullest extent permitted by applicable law, discovery rights in accordance with the United States Federal Rules of Civil Procedure then in effect shall be applicable and available in all events. The parties agree that service of any notice in the course of any such arbitration at their respective addresses for notice and in the manner provided herein shall be valid and sufficient notice for purposes of such arbitration.

(e) In any arbitration pursuant to this Agreement, the award shall be rendered by a majority of the members of an arbitral tribunal consisting of three arbitrators, each of whom shall be an attorney experienced in matters of Delaware law (but not necessarily members of the Delaware Bar). The members of the arbitral tribunal shall be selected by mutual agreement of the parties to the arbitration within 30 days after the commencement of such arbitration. In the event of the failure of said parties to agree as to the members of the arbitral tribunal within such 30-day period, such arbitrators shall be appointed by the AAA in accordance with the Rules.

(f) The arbitral tribunal shall decide the matter without undue delay, however, no time limits shall be imposed. Awards, decisions and rulings of the arbitral tribunal shall be in writing, and shall set forth the reasons therefor and, to the extent applicable, the manner in which the amount of any damages or other monetary recovery was calculated. The arbitral tribunal may apportion the costs (including the fees of the arbitrators, administrative fees and the parties’ attorneys’ fees and expenses) among the parties in such manner as shall be determined by the arbitral tribunal. Any monetary award shall be in U.S. dollars. Any award, decision or ruling of the arbitral tribunal shall, to the maximum extent permitted by applicable law, be final, binding and conclusive on the parties, and judgment upon such award, decision or ruling may be entered in any court, state or federal, having jurisdiction thereof.

(g) Nothing in this Section 7.5 shall be construed to preclude any party to this Agreement from seeking injunctive or other relief in a court of equity or seeking enforcement in a court of law and/or equity of any such relief granted by a court of equity where absent such relief such party would suffer irreparable harm. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 DEL. C. SS. 2708. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO (I) CONSENTS SPECIFICALLY TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT (AND ANY COURT TO WHICH AN APPEAL THEREFROM MAY BE TAKEN), AND (II)(A) AGREES TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT, AND (B) AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTIES IN THE MANNER PROVIDED IN SECTION 7.1, AND THAT SERVICE MADE PURSUANT TO (II)(A) OR (B) ABOVE SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTIES PERSONALLY WITHIN THE STATE OF DELAWARE, IN THE CASE OF CLAUSES (I) AND (II) FOR PURPOSES OF SEEKING THE RELIEF DESCRIBED IN THE FIRST SENTENCE OF THIS SECTION 7.5(G). FOR PURPOSES OF IMPLEMENTING THE PARTIES’ AGREEMENT TO APPOINT AND MAINTAIN AN AGENT FOR SERVICE OF PROCESS IN THE STATE OF DELAWARE DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE, EACH PARTY THAT HAS NOT AS OF THE DATE HEREOF ALREADY DULY APPOINTED SUCH AN AGENT DOES HEREBY APPOINT CORPORATION SERVICE COMPANY, 2711 CENTERVILLE ROAD, SUITE 400, WILMINGTON, DELAWARE 19808, AS SUCH AGENT.

7.6. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement (other than Section 5.9), expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.7. Assignability. This Agreement shall not be transferable or assignable, nor shall any obligations hereunder be delegable, by any party hereto without the prior written consent of the other parties hereto. Any such purported transfer, assignment or delegation without the prior written consent of such other parties shall be null and void. Notwithstanding the foregoing, (x) prior to the Closing, a transfer or assignment of this Agreement and the transferor’s rights and obligations hereunder will be permitted to any transferee of Shares of the Company held by a Current ARCA Member (which transferee is admitted as a member of the Company in accordance with the terms of the Limited Liability Company Agreement (as defined in the Amended LLC Agreement)) or any transferee of a limited liability company interest of REDI held by a Contributor (which transferee is admitted as a member of REDI in accordance with the terms of the First Amended and Restated Limited Liability Company Agreement of REDI, as amended), respectively, without the consent of any other party hereto being needed, so long as, with respect to the Shares or limited liability company interest transferred, the transferee executes and delivers an instrument assuming this Agreement and the Amended LLC Agreement and agreeing to be bound hereby and thereby to the same extent as a Current ARCA Member or Contributor, as applicable (and makes in such instrument the same representations and warranties in Article IV as of the effective date of such transfer or assignment as have been made by the transferor hereunder) (any such permitted transferee, a “Permitted Pre-Closing Transferee”), and (y) from and after the Closing, a transfer or assignment of this Agreement and the transferor’s rights and obligations hereunder will be permitted to any Person that is a transferee of Shares of the Company held by a Legacy Archipelago Member or Legacy REDI Member and who is admitted to the Company as an Additional Member in accordance with the terms of the Amended LLC Agreement. Any proposed transfer or assignment prior to the Closing by a Permitted Pre-Closing Transferee of this Agreement and such transferor’s rights and obligations hereunder shall be subject to clause (x) of the immediately preceding sentence, with such Permitted Pre-Closing Transferee being treated as a Current ARCA Member or a Contributor, as applicable, for such purposes (and any permitted transferee in accordance with this sentence shall be deemed a Permitted Pre-Closing Transferee). In the event of such a permitted transfer or assignment referred to in the two immediately preceding sentences, appropriate changes will be made to the Schedules, Annexes and signature pages of this Agreement and the Amended LLC Agreement.

7.8. Amendment; Waiver. Except to the extent set forth in Section 7.7, no provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by each of the parties hereto. The conditions to each of the parties’ obligations to consummate the transactions contemplated hereby are for the sole benefit of such other parties, as the case may be, and may be expressly waived in writing by such party in whole or in part to the extent permitted by applicable Law but such waiver or failure to insist upon strict compliance with such obligation shall not operate as a waiver of, or estoppel with respect to, any subsequent failure.

7.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. If a provision of this Agreement is held to be invalid and the rest of this Agreement is not invalidated, each party shall use all reasonable efforts to effect as far as practicable and valid under applicable law a new provision to achieve the purpose of such invalidated provision.

7.10. Expenses. Without prejudice to its ability (subject to Section 5.9 hereof and Section 9.16 of the Amended LLC Agreement) to recover for any losses, damages or liabilities relating to any dispute, controversy or claim arising out of or relating to this Agreement, each party hereto shall pay its own expenses in connection with this Agreement and any amendments, consents or waivers (whether or not the same become effective) under or in respect of this Agreement; provided, however, that each of the Company and REDI shall share and pay one-half of any filing fees incurred in connection with the Regulatory Approvals.

7.11. Further Assurances. Each of REDI and the Company will use its reasonable best efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of REDI and the Company shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents, information and assurances, including, without limitation, such further instruments of transfer, conveyance, assignment and confirmation, and perform such acts as the other shall reasonably deem necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide the other with evidence of the foregoing reasonably satisfactory in form and substance to the other.

7.12. Remedies. Except as set forth in Section 5.9 to the contrary, any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

7.13. Survival. (a) The representations and warranties of the parties hereto contained in this Agreement will survive until the first anniversary of the Closing Date and shall thereafter terminate unless a valid claim for indemnification is made prior to such termination. Without prejudice to any claims brought under Section 5.9(a)(ii), no claim for the remedy set forth in Section 5.9 herein and Section 9.16 of the Amended LLC Agreement may be made in respect of any such representations or warranties from and after such first anniversary of the Closing Date unless a valid claim for indemnification is made prior to such first anniversary of the Closing Date. Except as otherwise specified herein, the covenants and agreements of the parties hereto contained in this Agreement will survive the Closing.

(b) In the event of any termination of this Agreement prior to the Closing Date, the covenants and agreements contained in Sections 6.2, 7.1 through 7.7, 7.9, 7.10 and 7.14, this Section 7.13 and the last sentence of Section 5.4 shall survive the termination of this Agreement. Except as provided above in this Section 7.13(b), no representations, warranties, agreements or covenants in this Agreement shall otherwise survive the termination of this Agreement, provided that the foregoing and Section 6.2 shall not apply with respect to any breach, default or other violation of any such agreement or covenant or any willful breach of any such representation or warranty occurring prior to such termination or the right or ability of any party to this Agreement to seek any damages or other remedy (whether at law or in equity) in respect of any such breach, default or other violation occurring prior to such termination.

7.14. Entire Agreement. This Agreement, together with all Exhibits and Annexes to this Agreement, the REDI Disclosure Letter, the Company Disclosure Letter, the Transaction-Related Agreements and the Confidentiality Agreement, supersede all prior agreements, understandings, representations and warranties both written and oral among the parties with respect to the subject matter hereof and contain the entire agreement among the parties with respect to such subject matter.

7.15. Definition of “subsidiary”. When a reference is made in this Agreement to a subsidiary of a party, the word “subsidiary” means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

In witness whereof, the parties hereto have hereto set their hands as of the day and year first written above.

ARCHIPELAGO HOLDINGS, L.L.C.

By:	/s/ Gerald D. Putnam
Name: Gerald D. Putnam
Title: Chief Executive Officer

REDIBOOK ECN LLC

By:	/s/ Lawrence Leibowitz
Name: Lawrence Leibowitz
Title: CEO

FIDELITY GLOBAL BROKERAGE GROUP, INC.

By:	/s/ Craig Messinger
Name: Craig Messinger
Title: EVP

CHARLES SCHWAB & CO., INC.

By:	/s/ Lon Gorman
Name: Lon Gorman
Title: Vice Chairman

SPEAR, LEEDS & KELLOGG, LP

By:	/s/ Duncan Niederauer
Name: Duncan Niederauer
Title: Managing Director

TD WATERHOUSE GROUP, INC.

By:	/s/ Joseph Barra
Name: Joseph Barra
Title: Executive Vice President

FLEET SECURITIES, INC.

By:	/s/ Charles Siegel
Name:Charles Siegel
Title: Senior Vice President and Secretary

CREDIT SUISSE FIRST BOSTON NEXT FUND, INC.

By:	/s/ Alan Freudenstein
Name: Alan Freudenstein
Title: Managing Director

LEHMAN BROTHERS INC.

By:	/s/ Chris Kapsaroff
Name: Chris Kapsaroff
Title: Vice President

NATIONAL DISCOUNT BROKERS GROUP, INC.

By:	/s/ Arthur Kontos
Name:Arthur Kontos
Title: Managing Director and President

By:	/s/ Frank Lawatsch Jr.
Name: Frank Lawatsch Jr.
Title: Managing Director and General Counsel

BANC OF AMERICA TECHNOLOGY INVESTMENTS, INC.

By:	/s/ Daniel Friel
Name: Daniel Friel
Title: Senior Vice President

JL MANAGEMENT, LLC

By:	/s/ Lawrence Leibowitz
Name:Lawrence Leibowitz
Title: Managing Member

GSP, LLC

By:	/s/ Gerald D. Putnam
Name: Gerald D. Putnam
Title: President of Manager

VIRAGO ENTERPRISES, L.L.C.

By:	/s/ MarrGwen Townsend
Name: MarrGwen Townsend
Title: Authorized Person

GS ARCHIPELAGO INVESTMENT, L.L.C.

By:	/s/ Allan Levine
Name: Allan Levine
Title: Vice President

E*TRADE ARCHIPELAGO HOLDINGS, L.L.C.

By:	/s/ R. Jarrett Lilien
Name: R. Jarrett Lilien
Title: Vice President and Secretary

INSTINET INTERNATIONAL LIMITED

By:	/s/ Nienstedt
Name: Nienstedt
Title: Director

J.P. MORGAN CAPITAL, L.P.
By: J.P. Morgan Capital Management Company, L.P., its General Partner
By: J.P. Morgan Capital Management Company, L.L.C.,
its General Partner

By: J.P. Morgan Investment Partner, L.P., its Managing Member
By: J.P. Morgan Capital Corporation, Its General Partner

By:	/s/ Stephen M. Skoczylas
Name: Stephen M. Skoczylas
Title: Managing Director

AMERICAN CENTURY VENTURES II, L.L.C.

By:	/s/ Harold S. Bradley
Name: Harold S. Bradley
Title: President

MERRILL LYNCH L.P. HOLDINGS INC.

By:	/s/ Steven M. Davenport
Name: Steven M. Davenport
Title: Authorized Signatory

NBC-ARCA HOLDING, INC.

By:	/s/ Martin J. Yudkovitz
Name: Martin J. Yudkovitz
Title: President, NBC Digital Media Executive Vice President, NBC

PACIFIC EXCHANGE, INC.

By:	/s/ Philip D. DeFeo
Name: Philip D. DeFeo
Title: Chairman & CEO

COOPERNEFF GROUP, INC.

By:	/s/ Thomas J. Mahoney
Name: Thomas J. Mahoney
Title: President

SWS SECURITIES, INC.

By:	/s/ Stacy Hodges
Name: Stacy Hodges
Title: CFO

GAMMA ECN INVESTORS, G.P.

By:	/s/ Thomas J. Mahoney
Name: Thomas J. Mahoney
Title: Partner

Note: Schedules and similar attachments to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon request.